Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ROCK-TENN COMPANY,

SAM ACQUISITION, LLC

and

SMURFIT-STONE CONTAINER CORPORATION

Dated as of January 23, 2011

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3.23	Opinion of Lazard Freres & Co. LLC	23
3.24	Joint Proxy Statement; Company Information	23
3.25	Affiliate Transactions	23
3.26	No Rights Plan	23
3.27	Bankruptcy Matters	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		24
4.1	Corporate Organization	24
4.2	Capitalization	25
4.3	Authority	26
4.4	Consents and Approvals	27
4.5	SEC Filings; Controls and Procedures	28
4.6	Financial Statements	29
4.7	Absence of Undisclosed Liabilities	29
4.8	Absence of Certain Changes or Events	30
4.9	Broker’s Fees	30
4.10	Legal Proceedings	30
4.11	Permits; Compliance with Applicable Laws	30
4.12	Taxes and Tax Returns	30
4.13	Reorganization	32
4.14	Employee Benefit Programs	32
4.15	Labor and Employment Matters	32
4.16	Material Contracts	33
4.17	Properties	33
4.18	Environmental Matters	34
4.19	State Takeover Laws	34
4.20	Required Vote of Parent Stockholders	35
4.21	Financing	35
4.22	Intellectual Property	36
4.23	Insurance	36
4.24	Joint Proxy Statement; Parent Information	36
4.25	Affiliate Transactions	37
4.26	No Rights Plan	37
4.27	Opinion of Wells Fargo Securities	37

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		37
5.1	Conduct of Company Business Pending the Effective Time	37
5.2	Conduct of Parent Business Pending the Effective Time	41
5.3	Certain Tax Matters	45
5.4	Certain Bankruptcy Matters	46

ARTICLE VI ADDITIONAL AGREEMENTS		46
6.1	Joint Proxy Statement	46
6.2	Company Stockholders’ Meeting; Parent Stockholders’ Meeting	47
6.3	Third Party Consents and Regulatory Approvals	47
6.4	No Solicitation – Company	49

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6.5	No Solicitation – Parent	53
6.6	Access to Information	56
6.7	Directors’ and Officers’ Indemnification and Insurance	57
6.8	Additional Agreements	58
6.9	Publicity	58
6.10	Rule 16b-3 Actions	58
6.11	Financing	59
6.12	Notification of Certain Matters	61
6.13	Litigation	62
6.14	Stock De-Registration	62
6.15	NYSE Listing	62
6.16	Standstill Agreements	62
6.17	Actions Regarding Anti-Takeover Statutes	62
6.18	Control of Operations	62
6.19	Cooperation on Certain Matters	63
6.20	Employee Matters	63

ARTICLE VII CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER		65
7.1	Conditions to Each Party’s Obligations To Effect the Merger	65
7.2	Conditions to the Obligations of Parent and Merger Sub	66
7.3	Conditions to the Obligations of Company	67

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		68
8.1	Termination	68
8.2	Effect of Termination	70
8.3	Amendment	72
8.4	Extension; Waiver	72

ARTICLE IX MISCELLANEOUS		73
9.1	Nonsurvival of Representations, Warranties and Agreements	73
9.2	Expenses	73
9.3	Notices	73
9.4	Interpretation	74
9.5	Counterparts	75
9.6	Entire Agreement	75
9.7	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	75
9.8	Severability	76
9.9	Assignment; Reliance of Other Parties	76
9.10	Parent Guarantee	76
9.11	Specific Performance	77
9.12	Definitions	77

Company Disclosure Letter
Section 3.1 - Corporate Organization
Section 3.2 - Capitalization
Section 3.4 - No Violation; Required Filings and Consents
Section 3.7 - Absence of Undisclosed Liabilities
Section 3.8 - Absence of Certain Changes or Events
Section 3.10 - Legal Proceedings
Section 3.11 - Permits; Compliance with Applicable Laws
Section 3.12 - Taxes and Tax Returns
Section 3.14 - Employee Benefit Programs
Section 3.15 - Labor and Employment Matters
Section 3.16 - Material Contracts
Section 3.17 - Properties
Section 3.18 - Environmental Matters
Section 3.21 - Intellectual Property
Section 5.1 - Conduct of Company Business Pending the Effective Time
Section 5.3 - Certain Tax Matters
Section 6.7(b) - Insurance Premium
Section 9.12 - Company’s Knowledge and Key Employees

Parent Disclosure Letter
Section 4.1 - Corporation Organization
Section 4.2 - Capitalization
Section 4.7 - Absence of Undisclosed Liabilities
Section 4.8 - Absence of Certain Changes or Events
Section 4.14 - Employee Benefit Programs
Section 4.16 - Material Contracts
Section 4.17 - Properties
Section 4.18 - Environmental Matters
Section 4.22 - Intellectual Property
Section 5.2 - Conduct of Parent Business Pending the Effective Time
Section 6.3 - Restricted Assets
Section 9.12 - Parent’s Knowledge & Key Employees

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2011 (the “Agreement”), by and among ROCK-TENN COMPANY, a Georgia corporation (“Parent”), SAM ACQUISITION, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 9.12; and

WHEREAS, the Boards of Directors of each of Parent and the Company, and the sole member of Merger Sub, have each declared that it is advisable and in the best interests of Parent, Merger Sub and the Company and the stockholders of Parent and the Company and the sole member of Merger Sub, respectively, to consummate, and each have approved, this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Merger Sub (the “Merger”);

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1      The Merger.

(a)          Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall continue as the surviving entity (the “Surviving Entity”), and the separate limited liability company existence of Merger Sub, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

(b)          Parent and Merger Sub may at any time, and to the extent necessary to facilitate consummation of the transactions contemplated hereunder, Parent and Merger Sub will, change the method of effecting the combination (including by providing for the merger of the Company directly into Parent, with Parent surviving the Merger), and the Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders or stockholders, as applicable, hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.6(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of Company Stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2      Closing; Effective Time.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions) at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing, or such later time as specified therein, with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL and the DLLCA. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3      Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Entity shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, as provided under Section 209 of the DLLCA.

1.4      Certificate of Incorporation and Bylaws.    The Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity until thereafter amended in accordance with applicable Law (the “Surviving Entity Certificate”). The Limited Liability Company Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity until thereafter amended in accordance with applicable Law (the “Surviving Entity LLC Agreement”).

1.5      Officers of the Surviving Entity.  From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity Certificate and the Surviving Entity LLC Agreement.

1.6      Conversion of Company Capital Stock.

(a)       Subject to Section 2.2(e) and Section 1.12, each share of the common stock, with par value $0.001, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by

Parent, Merger Sub or the Company (in each case, other than in a fiduciary capacity) and except for Dissenting Shares (as defined in Section 1.11), shall be converted into the right to receive (i) $17.50 in cash (the “Cash Consideration”) and (ii) 0.30605 of a validly issued, fully paid and non-assessable share (the “Stock Consideration”) of Class A common stock, par value $0.01, of Parent (“Parent Common Stock”). The Cash Consideration and the Stock Consideration are sometimes referred to collectively herein as the “Merger Consideration.”

(b)       All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and, subject to Section 1.11, each certificate previously representing any such shares of Company Common Stock (each a “Certificate”) shall thereafter represent only the right to receive (A) the Merger Consideration and (B) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.6 and Section 2.2(e), as well as any dividends or distributions to which holders of Company Common Stock are entitled in accordance with Section 2.2(b). If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(c)       At the Effective Time, (1) all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (in each case, other than in a fiduciary capacity) (the “Cancelled Shares”) shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor and (2) each share of Company Common Stock held by any direct or indirect wholly-owned Subsidiary of Parent (other than Merger Sub) or the Company, in each case, immediately prior to the Effective Time, shall be converted into the right to receive the Merger Consideration.

(d)       The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the sole limited liability company interest of the Surviving Entity.

1.7      Certain Claims.

(a)       At the Effective Time, each share of Company Common Stock that has been reserved in accordance with the Plan of Reorganization and Confirmation Order (the “Reserved Company Common Stock”) shall be converted into the Merger Consideration.

(b)       At the Effective Time, Parent (i) shall deposit, or shall cause to be deposited, into the Company’s disbursement account established with the Company’s Disbursing Agent (as defined in the Plan of Reorganization), (A) immediately available funds equal to the aggregate Cash Consideration in respect of the Reserved Company Common Stock converted in accordance with Section 1.7(a) and (B) cash in lieu of fractional shares pursuant to Section 2.2(e) in respect of the Reserved Company Common Stock converted in accordance with Section 1.7(a) and (ii) shall have taken all corporate actions necessary to reserve, and shall have reserved, for issuance a sufficient number of shares of Parent Common Stock to deliver the aggregate Stock Consideration in respect of the Reserved Company Common Stock converted in accordance with Section 1.7(a). The Cash Consideration and the Stock Consideration referred to the preceding sentence, together with any dividends or distributions thereon and cash in lieu of fractional shares, shall be distributed in accordance with the provisions of the Plan of Reorganization. No Reserved Company Common Stock shall be issued after the Effective Time and each share of Reserved Company Common Stock shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.8      Parent Common Stock.  At and after the Effective Time, each share of Parent capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.9      Company Equity and Equity-Based Awards.

(a)          Company Stock Options.

(i)        Effective as of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”), pursuant to the Company’s equity-based compensation plans (the “Company Stock Plans”) and the award agreements evidencing the grants thereunder, granted prior to the date of this Agreement to any current or former employee or director of, consultant or other service provider to, the Company or any of its Subsidiaries shall immediately vest and become exercisable in accordance with the terms of the Company Stock Plans, shall be assumed by Parent and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an option to purchase a number of shares of Parent Common Stock (an “Assumed Stock Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share); and the per share exercise price for Parent Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Stock Options shall comply with the regulations and other binding guidance under Section 409A of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions after taking into account the accelerated vesting of the Company Stock Options as of the Effective Time as contemplated by the Company Stock Plans) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time.

(ii)       Effective as of the Effective Time, each then outstanding Company Stock Option, pursuant to the Company Stock Plans and the award agreements evidencing the grants thereunder, granted on or after the date of this Agreement to any current or former employee or director of, consultant or other service provider to, the Company or any of its Subsidiaries shall be assumed by Parent and shall, by virtue of the

Merger and without any action on the part of the holder thereof, be converted into an Assumed Stock Option to purchase a number of shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share); and the per share exercise price for Parent Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Stock Options shall comply with the regulations and other binding guidance under Section 409A of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time.

(b)          Company RSU Awards.

(i)        At the Effective Time, the restrictions and vesting conditions applicable to each restricted stock unit award with respect to shares of Company Common Stock (each, a “Company RSU Award”) that is outstanding immediately prior to the Effective Time and that was granted prior to the date of this Agreement shall lapse at the Effective Time in accordance with the terms and conditions of the Company Stock Plans and each such Company RSU Award shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU Award, the combination of (i) $17.50 in cash and (ii) 0.30605 of a share of Parent Common Stock (clauses (i) and (ii) together, the “Per Share Consideration,” and the aggregate amount of Per Share Consideration in respect of all shares of Company Common Stock underlying a Company RSU Award, the “Award Consideration”). The Award Consideration, less applicable Tax withholdings, shall be paid or provided by Parent as soon as reasonably practicable following the Closing Date, but in no event later than five business days following the Closing Date. Applicable Tax withholdings with respect to the Award Consideration first shall reduce the cash portion of the Award Consideration. Any Tax withholdings pursuant to this Section 1.9(b)(i) that reduce the number of shares of Parent Common Stock deliverable pursuant to this Section 1.9(b)(i) shall be based on the Parent Closing Price. Notwithstanding anything to the contrary contained in this Section 1.9(b)(i), in lieu of the issuance of any fractional share of Parent Common Stock in respect of Award Consideration, Parent shall pay to any individual who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (x) the Parent Closing Price by (y) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such individual would otherwise be entitled to receive pursuant to this Section 1.9(b)(i).

(ii)       At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time and that was granted on or after the date of this Agreement shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into a restricted stock unit award (“Assumed RSU Award”), on the same terms and conditions (including applicable vesting requirements) as applied to each such Company RSU Award immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio (rounded to the nearest whole share).

(c)        Certain Defined Terms.

(i)        “Equity Award Exchange Ratio” shall mean the sum of (x) 0.30605 and (y) the quotient of $17.50 divided by the Parent Closing Price, rounded to the nearest one ten thousandth.

(ii)       “Parent Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five full NYSE trading days immediately preceding (but not including) the Effective Date.

(d)        Reservation of Shares. Parent has taken all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock upon the exercise of the Assumed Stock Options and satisfaction of the Company RSU Awards and the Assumed RSU Awards. As soon as practicable following the Closing, Parent shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Stock Options and underlying the Assumed RSU Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options and Assumed RSU Awards remain outstanding.

1.10    Intended Tax Treatment.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.11    Appraisal Rights.

(a)         Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the Company Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and each holder of Dissenting Shares shall cease to have any rights with respect thereto, other than such rights to be paid the fair value of such Dissenting Shares provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Common Stock held by the Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Section 2.1 and Section 2.2. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).

(b)         The Company shall give Parent and Merger Sub (i) prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands for appraisal.

(c)         Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Entity (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Company Common Stock shall be canceled.

1.12    Limitation on Cash Consideration Payable to the Company Stockholders.

Notwithstanding anything in this Agreement to the contrary, if Parent determines that the Threshold Percentage (determined without regard to this sentence) would be less than 42.5%, then an amount of cash otherwise payable to the Company Stockholders under this Agreement, equal to the amount of cash which would be necessary to cause the recomputed Threshold Percentage to equal 42.5%, shall instead be payable in an equivalent amount of Parent Common Stock (with each share of Parent Common Stock valued for this purpose using the Applicable Stock Value), provided that any fractional share of Parent Common Stock shall be rounded up or down to the nearest whole share.

(a)      The term “Threshold Percentage” shall mean the quotient, expressed as a percentage, obtained by dividing (i) the Aggregate Stock Consideration by (ii) the sum of the Aggregate Stock Consideration plus the Aggregate Cash Amount.

(b)      The term “Aggregate Stock Consideration” shall mean the product of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Company Stockholders pursuant to this Agreement, multiplied by (ii) the Applicable Stock Value.

(c)      The term “Applicable Stock Value” shall mean $57.18, which is the closing price of a share of Parent Common Stock quoted on the NYSE, as reported by The Wall Street Journal, for the last trading day immediately prior to the date hereof.

(d)      The term “Aggregate Cash Amount” shall mean the aggregate amount of cash to be paid to the Company Stockholders (including any Dissenting Stockholders) in exchange for their Company Common Stock. Solely for purposes of this Section 1.12(d), Dissenting Stockholders shall be deemed to receive an amount in cash equal to $35.00 per share (it being understood that the actual amount that would be payable to any Dissenting Stockholder following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of Delaware law).

1.13    Governance.  On or prior to the Effective Time, the Parent Board shall cause the number of directors that will comprise the full Parent Board to be increased by three (3) members and, at the Effective Time, the Parent Board shall cause the vacancies created thereby to be filled by individuals reasonably designated by the Company prior to the Effective Time, provided that such designees satisfy the requirements imposed by Parent’s corporate governance policies and procedures, including the approval of Parent’s corporate governance and nominating committee, which approval shall not be unreasonably withheld, conditioned or delayed. The Company acknowledges and agrees that, to the extent any vacancy exists on the Parent Board at the Effective Time, Parent may elect to fill such vacancy through the appointment of a Company designee in lieu of increasing the size of the Parent Board, to the extent permitted by Parent’s Certificate of Incorporation and Bylaws, so long as the result is to include on the Parent Board, as of the Effective Time, three (3) Company designees.

ARTICLE II

EXCHANGE OF SHARES

2.1      Parent to Make Merger Consideration Available.  Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Common Stock and non-certificated shares represented by book entry (“Book-Entry Shares”) for the Merger Consideration. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock sufficient to deliver the aggregate stock portion of the Merger Consideration, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b), (iii) immediately available funds equal to the aggregate Cash Consideration and (iv) cash in lieu of any fractional shares to be issued pursuant to Section 1.6 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of Company Common Stock (other than Dissenting Shares) (the foregoing items (i) - (iv) are referred to collectively as the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

2.2      Exchange of Shares.

(a)          Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive (A) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.6 and (B) a check in the amount equal to the Cash Consideration, if any, that such holder has the right to receive pursuant to Section 1.6 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.2(e) and dividends and other distributions pursuant to Section 2.2(b). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(b)          No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock represented by such Certificate, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Parent Common Stock represented by such Certificate.

(c)          If any certificate representing shares of Parent Common Stock is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)          Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrips representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.6.

(f)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions payable in accordance with Section 2.2(b) in respect of each share of Company Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(h)          To the extent that any shares of Company Common Stock are in book-entry form, references in this Agreement to Certificates or certificated shares shall be deemed to also refer to such book entry shares.

2.3    Withholding Rights.    The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Company SEC Reports that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in the Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 3.2) or (ii) the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), the Company hereby (i) makes the following representations and warranties to, and agreements with, Parent and Merger Sub and (ii) acknowledges and agrees that, for the avoidance of doubt, references to the Company set forth in this Article III shall include the Company’s predecessors:

3.1    Corporate Organization.

(a)          The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.

(b)          The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Certificate of Incorporation and the Bylaws of the Company, copies of which have previously been provided to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

(c)          The Subsidiaries set forth on Schedule 3.1(c) of the Company Disclosure Letter attached hereto are the only Subsidiaries of the Company. Each of the Company’s Subsidiaries is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company’s

Subsidiaries has all requisite limited liability company, limited partnership, corporate or other similar power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. For the purpose of this Section 3.1(c), the term Subsidiaries shall include only “significant subsidiaries” (as such term is defined Rule 1-02(w) of Regulation S-X as promulgated by the SEC under the Exchange Act) of the Company.

3.2    Capitalization.

(a)          The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Company Preferred Stock”). As of January 20, 2011, there were 91,644,859 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. Between January 20, 2011 and the date of this Agreement, except for shares of Company Common Stock issued under the Company Stock Plans, no shares of Company Common Stock, Company Preferred Stock, Company capital stock or other Company voting securities were issued or reserved for issuance. At the close of business on the day prior to the date of this Agreement, there were no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. In addition, at the close of business on January 20, 2011, there were 8,371,448 shares of Company Common Stock reserved for issuance under the Company’s Plan of Reorganization.

(b)          All issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to (i) the exercise or conversion, as applicable, of outstanding Company Stock Options and Company RSU Awards and (ii) the Company’s Plan of Reorganization, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of the Company or its Subsidiaries issued and outstanding. Except as set forth in Section 3.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock.

(c)           As of January 21, 2011, the Company had outstanding Company Stock Options to purchase 2,885,105 shares of Company Common Stock and Company RSU Awards convertible into 998,522 shares of Company Common Stock (or the fair market value of such share of Company Common Stock in cash) under the Company Stock Plans and subject to adjustment on the terms set forth therein. There are no shares of Company Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company.

(d)           Each Subsidiary of the Company is a wholly-owned Subsidiary of Company. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, no Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the interests or shares of capital stock of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by the Company, are owned by the Company free and clear of any Encumbrance.

(e)           There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other equity interest of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

3.3        Authority.  On or prior to the date of this Agreement, the Company Board has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL, and (c) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company Stockholders and directed that this Agreement be submitted to the Company Stockholders for approval and adoption. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholders’ Meeting”). The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Company Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity.

3.4        No Violation; Required Filings and Consents.    Assuming the adoption and approval of this Agreement by the Company Stockholders and except (a) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the SEC of the Joint Proxy Statement, and (b) for filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company, (ii) require the Company or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5        SEC Filings; Controls and Procedures.

(a)           Since January 1, 2008, the Company has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Company SEC Reports”). All of the Company SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports and none of the Company SEC Reports is the subject of any ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Company’s knowledge, threatened, in each case involving the Company or any of its Subsidiaries. Assuming the accuracy of Parent’s representation set forth in Section 4.24, the Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of the NYSE.

(b)           The Company: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (iii) has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, (iv) based on the Company’s management’s most recently completed evaluation of the Company’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.6        Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Company Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including

Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of the Company and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. The Company has not, between September 30, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2010. The consolidated, unaudited balance sheet of the Company as of September 30, 2010 is referred to herein as the “Company Balance Sheet.”

3.7        Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since September 30, 2010, (ii) that were incurred in connection with the transactions contemplated by this Agreement and that are not material in the aggregate or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries, in the Company Financial Statements or the Company SEC Reports.

3.8        Absence of Certain Changes or Events.  Since September 30, 2010, through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner since such date and there has not been any Circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.9        Broker’s Fees.      Neither the Company nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Lazard Frères & Co. LLC and for legal, accounting and other professional fees payable in connection with the transactions contemplated by this Agreement (including the Merger), all of which will be payable by Company. Upon Parent’s request, the

Company will deliver to Parent a true, accurate and complete copy of each engagement letter with Lazard Frères & Co. LLC.

3.10      Legal Proceedings.  Except for Environmental Claims, which are the subject of Section 3.18, as of the date of this Agreement, (i) there are no suits, claims, actions, arbitrations, investigations of a Governmental Authority, alternative dispute resolution actions or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”, and collectively “Actions”) pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental Authority investigations, inquiries or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries or material assets is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.11      Permits; Compliance with Applicable Laws.  The Company and its Subsidiaries hold all permits, licenses, certificates, notices, authorizations, approvals and similar consents, approvals, licenses, orders or authorizations of all Governmental Authorities necessary for the lawful conduct of their respective businesses as currently conducted (the “Company Governmental Approvals”), except for failures to hold such Company Governmental Approvals that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Governmental Approvals, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since January 1, 2008 have not been, in violation of or default under any Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is, and since January 1, 2008 has been, in compliance in all material respects with the Sarbanes-Oxley Act. The Company is, and since June 30, 2010 has been, in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the NYSE. The above provisions of this Section 3.11 do not relate to matters with respect to Taxes, such matters being the subject of Section 3.12, Environmental Permits and Environmental Laws, such matters being the subject of Section 3.18, and benefits plans, such matters being the subject of Section 3.14.

3.12      Taxes and Tax Returns.

(a)           Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(b)           Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due and owing on such Tax Returns have been timely paid.

(i)          The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(ii)         There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of the Company or its Subsidiaries, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(iii)        There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(iv)        Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company or a subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) (I) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

(v)         There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company and its Subsidiaries.

(vi)        In the last five (5) years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(vii)       Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Since March 30, 2010, neither the Company nor any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

3.13    Reorganization.

As of the date of this Agreement, the Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.14    Employee Benefit Programs.  Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) all Company Benefit Plans, Company Pension Plans and Company Other Plans are in compliance with all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and the Code, and (B) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. The only material employment agreements, severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies disclosed in Section 3.14 of the Company Disclosure Letter. No event has occurred, and there exists no condition or set of circumstances in connection with any Company Benefit Plan, Company Pension Plan or Company Other Plan that has had or could reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan, Company Pension Plan or Company Other Plan provides, upon the occurrence of the Merger, either alone or upon the occurrence of any additional or subsequent events, for (A) an acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former Company Personnel, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such Company Personnel, or (C) an entitlement of any such Company Personnel to severance pay, unemployment compensation or any other payment or other benefit, other than with respect to vesting of the Company Stock Options and Company RSU Awards. Each Company Benefit Plan, Company Pension Plan or Company Other Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and between January 1, 2005 and December 31, 2008 was operated in material reasonable, good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury (the “Treasury”) and the Internal Revenue Service.

3.15    Labor and Employment Matters.  As of the date of this Agreement, there are no disputes, grievances or arbitrations pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries, on the one hand, and any trade union or other representatives of Company Personnel, on the other hand, and there is no charge or complaint pending or threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board (the “NLRB”) or any similar Governmental Authority, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and, to the knowledge of the Company, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of the Company Personnel. From January 1, 2008, to the date of this Agreement, there has been no work stoppage, strike, slowdown or lockout by or affecting Company Personnel and, to the knowledge of the Company, no such action has been threatened in writing, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (A) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened between or involving the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, applicants for employment or classes of the foregoing, on the other hand; (B) the Company and its Subsidiaries are in compliance with all applicable Laws, orders, agreements, contracts and policies respecting employment and employment practices, including, without limitation, all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance; and (C) since January 1, 2008, neither the Company nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law (the “WARN Act”), without complying with the notice requirements of such Laws.

3.16    Material Contracts.  Section 3.16 of the Company Disclosure Letter sets forth a true, accurate and complete list of Contracts relating to indebtedness for borrowed money of the Company or any Subsidiary thereof, together with any Contracts guaranteeing indebtedness of a third party (collectively, the “Company Indebtedness Agreements”). Each (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) of the Company and (ii) Company Indebtedness Agreement (the Contracts referenced in clauses (i) and (ii), the “Company Material Contracts”) is a valid, binding and enforceable obligation of the Company or such Subsidiary and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in default or violation of any Company Material Contract, except for any defaults or violations that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17    Properties.

(a)         The Company or each of its Subsidiaries, as applicable, holds fee simple title to all real property owned by the Company, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)         Neither the Company nor any of its Subsidiaries has, and to the Company’s knowledge, none of the other parties thereto have, violated in any respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any lease agreement relating to any property leased, subleased or licensed by the Company (the “Company

Leases”) which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received notice of any of the foregoing. Each of the Company Leases is in full force and effect and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Company’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any material real property to any Person other than the Company and its Subsidiaries. All plants, facilities and operating equipment owned or leased by the Company or any of its Subsidiaries are in a state of repair so as to be adequate for their current and intended uses, except where the failure to be in such state of repair would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.18    Environmental Matters.

(a)         Each of the Company and its Subsidiaries since January 1, 2008 has been and is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Each of the Company and its Subsidiaries has obtained all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement and all such Environmental Permits are validly issued, in full force and effect, and final, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Environmental Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)         There is no Environmental Claim pending (i) against the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any of its Subsidiaries; or (iii) against any real or personal property or operations that the Company or any of its Subsidiaries owns, leases or manages, in whole or in part, or, to the knowledge of the Company, formerly owned, leased or managed, in whole or in part, except in the case of clause (i), (ii) or (iii) for such Environmental Claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)         To the knowledge of the Company, there have not been any releases of any Materials of Environmental Concern that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, in each case, except for such releases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.19    State Takeover Laws.    The Company Board has approved this Agreement and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of the Company’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement or any of the transactions contemplated hereby or thereby. To the knowledge of the Company, no other Takeover Laws or provisions in the governing documents of the Company or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby or thereby.

3.20    Required Vote of Company Stockholders.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the Merger. No other vote of holders of securities of the Company is required by Law, the Certificate of Incorporation of the Company, the Bylaws of Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

3.21    Intellectual Property.    All registered trademarks and registered service marks, trademark and service mark applications, copyright registrations and applications for copyright registration, patents and patent applications and domain name registrations currently owned by the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, or have a right to use pursuant to a license agreement, the Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) any Intellectual Property rights of any third party. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no claim or demand has been given in writing to the Company or any Subsidiary that the operation of the business of the Company or any Subsidiary as currently conducted Infringes the Intellectual Property rights of any third party. Except as set forth in Section 3.21 of the Company Disclosure Letter, no Encumbrances exist with respect to the Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Company’s knowledge no Person is engaged in any activity that Infringes the Intellectual Property rights that are owned by the Company or any of its Subsidiaries.

3.22    Insurance.    Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, from January 1, 2009, through the date of this Agreement, each of the Company and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies conducting the business conducted by the Company and its Subsidiaries during such time period in the jurisdiction in which the Company conducts its business. Neither the Company nor any of its Subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy of the Company or any of its Subsidiaries, except with respect to any cancellation, termination or premium increase that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.23    Opinion of Lazard Freres & Co. LLC.   The Company Board has received the opinion of Lazard Freres & Co. LLC, to the effect that, subject to the assumptions, qualifications and other matters and limitations set forth therein, as of the date thereof, the Merger Consideration to be paid to the holders of Company Common Stock (other than Parent, Merger Sub, the Company or holders of Dissenting Shares) is fair, from a financial point of view, to such holders. A correct and complete signed copy of the written opinion will be delivered by Company to Parent, solely for informational purposes, promptly after the date hereof.

3.24    Joint Proxy Statement; Company Information.  The information relating to the Company and its Subsidiaries to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4, and any other documents filed with the SEC in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

3.25    Affiliate Transactions.  There are no transactions, Company Material Contracts, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any Affiliate of the Company (other than any of its wholly owned Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

3.26    No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

3.27    Bankruptcy Matters.    On June 21, 2010, the Bankruptcy Court entered the Confirmation Order, pursuant to which the Bankruptcy Court confirmed the Plan of Reorganization in accordance with and pursuant to, inter alia, section 1129 of the Bankruptcy Code. The Confirmation Order (a) is in full force and effect, (b) has not been modified, supplemented or otherwise amended since it was entered by the Bankruptcy Court on June 21, 2010, and (c) is a Final Order. The Plan of Reorganization (x) is in full force and effect and has not been terminated, cancelled or otherwise voided, (y) has not been modified, supplemented or otherwise amended since the entry of the Confirmation Order on June 21, 2010, and (z) has been “substantially consummated” (as such term is defined by section 1101(2) of the Bankruptcy Code). The Effective Date (as defined in the Plan of Reorganization) occurred on June 30, 2010 and the Plan of Reorganization was implemented at that time. Each of the Company, the other Bankruptcy Debtors and the other Subsidiaries of the Company have complied in all material respects with the Plan of Reorganization, the Confirmation Order, and the terms, requirements and provisions set forth therein. Neither the Merger, this Agreement, the transactions contemplated by this Agreement, nor any of the documents, instruments or agreements to be entered into in connection with this Agreement will violate or otherwise contravene the Plan of Reorganization, the Confirmation Order or, in each case, any of the terms, requirements or provisions set forth therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the Parent SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Parent SEC Reports that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in Parent SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.2) or (ii) the disclosure letter delivered by Parent to Company on the date hereof (the “Parent Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1        Corporate Organization.

(a)           Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Georgia. Merger Sub is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. The Certificate of Incorporation and Bylaws of Parent and the Certificate of Formation and Limited Liability Company Agreement of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect.

(c)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The issued and outstanding limited liability company interest of Merger Sub, is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by Parent, free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d)           The Subsidiaries set forth on Schedule 4.1(d) of the Parent Disclosure Letter attached hereto are the only Subsidiaries of Parent. Each of Parent’s Subsidiaries is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent’s Subsidiaries has all requisite limited liability company, limited partnership, corporate or other similar power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. For the purpose of this Section 4.1(d), the term Subsidiaries shall include only “significant subsidiaries” (as such term is defined Rule 1-02(w) of Regulation S-X as promulgated by the SEC under the Exchange Act) of Parent.

4.2        Capitalization.

(a)           The authorized capital stock of Parent consists of 175,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Parent Preferred Stock”). As of January 21, 2011, there were 39,389,935 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding. Between January 21, 2011 and the date of this Agreement, except for shares of Parent Common Stock issued under Parent’s equity-based compensation plans, including Parent’s employee stock purchase plan (the “Parent Stock Plans”), no shares of Parent Common Stock, Parent Preferred Stock, Parent capital stock or other Parent voting securities were issued or reserved for issuance. At the close of business on January 21, 2011, there were no shares of Parent Common Stock and no shares of Parent Preferred Stock held in the treasury of Parent.

(b)           All issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of each then outstanding option to purchase shares of Parent Common Stock pursuant to the Parent Stock Plans (each a “Parent Stock Option”) and Parent Restricted Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. Each of Parent and its Subsidiaries has no Voting Debt issued and outstanding. Except as set forth in Section 4.2(c), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of Parent’s Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock.

(c)           As of January 21, 2011, Parent had outstanding Parent Stock Options to purchase 923,788 shares of Parent Common Stock and Parent Restricted Stock convertible into 1,132,777 shares of Parent Common Stock (or the fair market value of such share of Parent Common Stock in cash) under the Parent Stock Plans and subject to adjustment on the terms set forth therein. There are no shares of Parent Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Parent.

(d)           Each Subsidiary of Parent is a wholly-owned Subsidiary of Parent. Except as set forth in Section 4.2(d) of the Parent Disclosure Letter, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Parent to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the interests or shares of capital stock of each of the Subsidiaries of Parent are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by Parent, are owned by Parent free and clear of any Encumbrance.

(e)           There are no voting trusts or other agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of any shares of Parent Common Stock or any capital stock of, or other equity interest of, Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

4.3        Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. On or prior to the date of this Agreement, the Parent Board has (a) determined that this Agreement and the transactions contemplated hereby, are advisable and in the best interests of Parent and the Parent Stockholders, (b) approved this Agreement and the transactions contemplated hereby, and (c)

resolved to recommend to the Parent Stockholders the issuance of the Parent Common Stock as contemplated hereby. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to the approval of the issuance of the Parent Common Stock contemplated by this Agreement by the Parent Stockholders at a stockholders’ meeting duly called and held for such purpose (the “Parent Stockholders’ Meeting”). The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, except for the approval of the stockholders of Parent contemplated to be obtained pursuant to the Joint Proxy Statement. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the approval of the issuance of the Parent Common Stock as contemplated by this Agreement by the Parent Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity.

4.4        Consents and Approvals.      Except for (a) filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the U.S. Securities and Exchange Commission (“SEC”) of a proxy statement in definitive form relating to the meetings of the Company Stockholders and the Parent Stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”), a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and a declaration of effectiveness of the Form S-4 and (b) the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, or compliance by Parent and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (ii) require either Parent or Merger Sub to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to Parent and Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5        SEC Filings; Controls and Procedures.

(a)           Since January 1, 2008, Parent has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Parent SEC Reports”). All of the Parent SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and none of the Parent SEC Reports is the subject of any ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to Parent’s knowledge, threatened, in each case involving Parent or any of its Subsidiaries. Assuming the accuracy of the Company’s representation set forth in Section 3.24, the Parent SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Parent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of the NYSE.

(b)           Parent: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (iii) has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, (iv) based on Parent’s management’s most recently completed evaluation of Parent’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.6        Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes and schedules) of Parent contained in the Parent SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Parent and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. Parent has not, between September 30, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2010. The consolidated, audited balance sheet of Parent as of September 30, 2010 is referred to herein as the “Parent Balance Sheet.”

4.7        Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since September 30, 2010, (ii) that were incurred in connection with the transactions contemplated by this Agreement and that are not material in the aggregate or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in the Parent Financial Statements or the Parent SEC Reports.

4.8        Absence of Certain Changes or Events.    Since September 30, 2010, through the date hereof, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner since such date and there has not been any Circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.9        Broker’s Fees.    Neither Parent nor Merger Sub nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger) except for fees and commissions incurred in connection with the engagement of Wells Fargo Securities and for legal, accounting and other professional fees payable in connection with the transactions contemplated by this Agreement (including the Merger), all of which will be paid by Parent.

4.10      Legal Proceedings.    Except for Environmental Claims, which are the subject of Section 4.18, as of the date of this Agreement, (i) there are no Actions pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental Authority investigations, inquiries or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect and (ii) neither Parent nor any of its Subsidiaries or material assets is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.11      Permits; Compliance with Applicable Laws.    Parent and its Subsidiaries hold all permits, licenses, certificates, notices, authorizations, approvals and similar consents, approvals, licenses, orders or authorizations of all Governmental Authorities necessary for the lawful conduct of their respective businesses as currently conducted (the “Parent Governmental Approvals”), except for failures to hold such Parent Governmental Approvals that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Governmental Approvals, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since January 1, 2008 have not been, in violation of or default under any Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent is, and since January 1, 2008 has been, in compliance in all material respects with (i) the Sarbanes-Oxley Act and (ii) the applicable listing standards and corporate governance rules and regulations of the NYSE. The above provisions of this Section 4.11 do not relate to matters with respect to Taxes, such matters being the subject of Section 4.12, Environmental Permits and Environmental Laws, such matters being the subject of Section 4.18, and benefits plans, such matters being the subject of Section 4.14.

4.12      Taxes and Tax Returns.

(a)            Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(i)        Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due and owing on such Tax Returns have been timely paid.

(ii)        The most recent financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of such financial statements.

(iii)       There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Parent or its Subsidiaries, and, to the knowledge of Parent, neither Parent nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(iv)       There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries, and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any Taxes is currently in force.

(v)        Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among Parent or any of its Subsidiaries), and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Parent or a subsidiary of Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) (I) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

(vi)       There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent and its Subsidiaries.

(vii)      In the last five (5) years, neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(viii)     Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Since March 30, 2010, neither Parent nor any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

4.13      Reorganization.  As of the date of this Agreement, neither Parent nor Merger Sub is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14      Employee Benefit Programs.  Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) all Parent Benefit Plans, Parent Pension Plans and Parent Other Plans are in compliance with all applicable requirements of law, including ERISA, and the Code, and (B) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Parent or any of its Subsidiaries following the Closing. The only material employment agreements, severance agreements or severance policies applicable to Parent or any of its Subsidiaries are the agreements and policies disclosed in Section 4.14 of the Parent Disclosure Letter. No event has occurred, and there exists no condition or set of circumstances in connection with any Parent Benefit Plan, Parent Pension Plan or Parent Other Plan that has had or could reasonably be expected to have a Parent Material Adverse Effect. No Parent Benefit Plan, Parent Pension Plan or Parent Other Plan provides, upon the occurrence of the Merger, either alone or upon the occurrence of any additional or subsequent events, for (A) an acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former Parent Personnel, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such Parent Personnel, or (C) an entitlement of any such Parent Personnel to severance pay, unemployment compensation or any other payment or other benefit. Each Parent Benefit Plan, Parent Pension Plan or Parent Other Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and between January 1, 2005 and December 31, 2008 was operated in material reasonable, good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service.

4.15      Labor and Employment Matters.  As of the date of this Agreement, there are no disputes, grievances or arbitrations pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries, on the one hand, and any trade union or other representatives of Parent Personnel, on the other hand, and there is no charge or complaint pending or threatened in writing against Parent or any of its Subsidiaries before the NLRB or any similar Governmental Authority, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and, to the knowledge of Parent, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of Parent Personnel. From January 1, 2008, to the date of this Agreement, there has been no work stoppage, strike, slowdown or lockout by or affecting Parent Personnel and, to the knowledge of Parent, no such action has been threatened in writing, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of Parent, threatened between or involving Parent or any of its Subsidiaries, on the one hand, and any Parent Personnel, applicants for employment or classes of the foregoing, on the other hand; (B) Parent and its Subsidiaries are in compliance with all applicable Laws, orders, agreements, contracts and policies respecting employment and employment practices, including, without limitation, all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance; and (C) since January 1, 2008, neither Parent nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the WARN Act, without complying with the notice requirements of such Laws.

4.16      Material Contracts.  Section 4.16 of the Parent Disclosure Letter sets forth a true, accurate and complete list of each Contract relating to indebtedness for borrowed money of Parent or any Subsidiary thereof, together with any Contract guaranteeing indebtedness of a third party (collectively, the “Parent Indebtedness Agreements”). Each (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) of Parent and (ii) Company Indebtedness Agreement (the Contracts referenced in clauses (i) and (ii) the “Parent Material Contracts”) is a valid, binding and enforceable obligation of Parent or such Subsidiary and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is in default or violation of any Parent Material Contract, except for any defaults or violations that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.17      Properties.

(a)            Parent or each of its Subsidiaries, as applicable, holds fee simple title to all real property owned by Parent, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)            Neither Parent nor any of its Subsidiaries has, and to Parent’s knowledge, none of the other parties thereto have, violated in any respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any lease agreement relating to any property leased, subleased or licensed by Parent (the “Parent Leases”) which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received notice of any of the foregoing. Each of the Parent Leases is in full force and effect and is enforceable against Parent or its Subsidiaries, as the case may be, and, to Parent’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries leases, subleases or licenses any material real property to any Person other than Parent and its Subsidiaries. All plants, facilities and operating equipment owned or leased by Parent or any of its Subsidiaries are in a state of repair so as to be adequate for their current and intended uses, except where the failure to be in such state of repair would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.18      Environmental Matters.

(a)            Each of Parent and its Subsidiaries since January 1, 2008 has been and is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Each of Parent and its Subsidiaries has obtained all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement and all such Environmental Permits are validly issued, in full force and effect, and final, and Parent and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Environmental Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)            There is no Environmental Claim pending (i) against Parent or any of its Subsidiaries; (ii) to the knowledge of Parent, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by Parent or any of its Subsidiaries; or (iii) against any real or personal property or operations that Parent or any of its Subsidiaries owns, leases or manages, in whole or in part, or, to the knowledge of Parent, formerly owned, leased or managed, in whole or in part, except in the case of clause (i), (ii) or (iii) for such Environmental Claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)            To the knowledge of Parent, there have not been any releases of any Materials of Environmental Concern that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its Subsidiaries, in each case, except for such releases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.19      State Takeover Laws.  Parent Board has taken all requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 14-2-1132 of the GBCC and any provisions of Parent’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement, or any of the transactions contemplated hereby or thereby. To the knowledge of Parent, no other Takeover Laws or provisions in the governing documents of Parent or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby or thereby.

4.20      Required Vote of Parent Stockholders.  The affirmative vote of a majority of the total votes cast by the holders of the Parent Common Stock at a meeting of the Parent Stockholders at which a quorum is present is the only vote of holders of securities of Parent which is required to approve the issuance of the Parent Common Stock as contemplated by this Agreement. No other vote of holders of securities of Parent is required by Law, the Certificate of Incorporation of Parent, the Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

4.21      Financing.  Parent has delivered to the Company true, correct and complete fully-executed copies of the commitment letter, dated as of January 23, 2011, by and among Parent, WF Investments Holdings, LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, including all exhibits, schedules, annexes and amendments to such letter, in effect as of the date of this Agreement (the “Commitment Letter”), together with a redacted copy of the fee letter relating thereto (the “Fee Letter”). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, each of the parties thereto (other than Parent) have severally agreed and committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded (and no party thereto indicated an intent to so withdraw, modify or rescind) in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity. As of the date of this Agreement, except for the Fee Letter and an engagement letter with respect to the Financing, there are no side letters or other contracts or arrangements related to the Financing other than the Commitment Letter. As of the date of this Agreement, there are no conditions precedent or contingencies relating to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. The net proceeds contemplated from the Financing, together with cash on hand of Parent and Merger Sub on the Closing Date, will, in the aggregate, be sufficient for (i) the payment of the aggregate Cash Consideration and any other amounts required to be paid pursuant to Article II, the aggregate amount of cash to be deposited pursuant to Section 1.7(b) in respect of the Reserved Company Common Stock, and the aggregate amount of cash to be paid pursuant to the terms of Section 1.9 in respect of the Company RSU Awards, (ii) the funding of any required refinancings or repayments of any existing indebtedness of the Company or Parent in connection with the Merger or the Financing, and (iii) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by Parent, Merger Sub and the Surviving Entity in connection with the Merger and the Financing. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Parent under the Commitment Letter or, to the knowledge of Parent or Merger Sub, any other party to the Commitment Letter and (ii) Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s obligations under this Agreement, the funding of any required refinancings or repayments of any existing indebtedness of the Company or Parent in connection with the Merger or the Financing and the payment of all fees and expenses reasonably expected to be incurred in connection therewith will not be available to Parent and Merger Sub on the Closing Date. Parent and Merger Sub have fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter. Each of Parent and Merger Sub understands that the obligations to effect the transactions contemplated by this Agreement are not conditioned upon the availability of the Financing to Parent and Merger Sub at the Closing.

4.22      Intellectual Property.    All registered trademarks and registered service marks, trademark and service mark applications, copyright registrations and applications for copyright registration, patents and patent applications and domain name registrations currently owned by Parent and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own, or have a right to use pursuant to a license agreement, the Intellectual Property used in, or necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted, and (ii) the operation of the business of Parent and its Subsidiaries as currently conducted does not Infringe any Intellectual Property rights of any third party. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, no claim or demand has been given in writing to Parent or any Subsidiary that the operation of the business of Parent or any Subsidiary as currently conducted Infringes the Intellectual Property rights of any third party. Except as set forth in Section 4.22 of the Parent Disclosure Letter, no Encumbrances exist with respect to the Intellectual Property used in, or necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, to Parent’s knowledge no Person is engaged in any activity that Infringes the Intellectual Property rights that are owned by Parent or any of its Subsidiaries.

4.23      Insurance.    Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, from January 1, 2009, through the date of this Agreement, each of Parent and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies conducting the business conducted by Parent and its Subsidiaries during such time period in the jurisdiction in which Parent conducts its business. Neither Parent nor any of its Subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy of Parent or any of its Subsidiaries, except with respect to any cancellation, termination or premium increase that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.24      Joint Proxy Statement; Parent Information.      The information relating to Parent, Merger Sub and their respective Subsidiaries to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4, and any other documents filed with the SEC in connection herewith, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Form S-4 will comply with the provisions of the Securities Act and the rule and regulations thereunder in all material respects.

4.25      Affiliate Transactions.  There are no transactions, Parent Material Contracts, arrangements or understandings between (a) Parent or any of its Subsidiaries, on the one hand, and (b) any Affiliate of Parent (other than any of its wholly owned Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

4.26      No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which Parent is a party or otherwise bound.

4.27      Opinion of Wells Fargo Securities  The Parent Board has received the opinion of Wells Fargo Securities, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date thereof, the Merger Consideration contemplated by this Agreement is fair to Parent from a financial point of view. A correct and complete signed copy of the written opinion will be delivered to the Company, solely for informational purposes, promptly after the date hereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1        Conduct of Company Business Pending the Effective Time.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (w) as may be required by Law, (x) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise expressly provided in this Agreement and (z) as provided in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, preserve the assets and properties of the Company and its Subsidiaries in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its present officers, employees, independent contractors and consultants, preserve substantially the current relationships of the Company and its Subsidiaries with merchants, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations, and otherwise conduct its business in the ordinary course in all material respects, consistent with past practice. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (z) as provided in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a)    propose or adopt any amendments to its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

(b)    (i) authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Company Common Stock or the value of the Company or any of its Subsidiaries or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Company Common Stock upon the conversion or exercise of convertible securities outstanding, including, without limitation, the exercise of Company Stock Options and the conversion of Company RSU Awards, in each case outstanding as of the date of this Agreement or granted in accordance with the terms of this Agreement, (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) enter into any amendment of any term of any of its outstanding securities;

(c)    grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Company Common Stock or the value of the Company or its Subsidiaries or any part thereof (whether or not pursuant to existing Company Stock Plans), other than as set forth in Section 5.1(c) of the Company Disclosure Letter;

(d)    except as required by any Company Pension Plan, Company Benefit Plan or Company Other Plan in effect on the date of this Agreement or as amended in accordance with the terms of this Agreement, (i) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other Company Personnel, other than (A) for increases in compensation or benefits or (B) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other Company Personnel in connection with the transactions contemplated by this Agreement, (ii) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any Company Personnel, (iii) enter into or adopt any new Company Pension Plan, Company Benefit Plan or Company Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Company Pension Plan, Company Benefit Plan or Company Other Plan other than as set forth in Section 6.20(f), or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Company Personnel or grant or amend any award under any Company Pension Plan, Company Benefit Plan or Company Other Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Company Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or (vi) terminate any Key Employee other than for Cause (including misconduct or breach of company policy);

(e)    (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions from a wholly-owned Subsidiary of the Company to another Subsidiary of the Company or to the Company), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of the Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Company Stock Options or the conversion of Company RSU Awards outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement;

(f)    (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries or (ii) mortgage or pledge any assets or properties of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, or subject any such assets or property to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), (A) in the ordinary course of business consistent with past practice, (B) assets (including real and personal property) associated with discontinued operations or (C) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (A) and (B), in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(g)    (i) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Company Material Contract except in connection with normal renewals of Company Material Contracts without materially adverse changes, additions or deletions of terms, or (ii) enter into any new agreement or contract or other binding obligation of the Company or its Subsidiaries containing (A) any restriction on the ability of the Company and its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (B) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on the Surviving Entity or its Affiliates, including the Company and its Subsidiaries, or (C) any restriction on the Company and its Subsidiaries engaging in any type or activity or business;

(h)    other than foreign exchange rate swaps with respect to intercompany debt, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(i)    other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of the Company’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than the aggregate amount of the Company’s budgeted capital expenditures for the Company’s 2011 fiscal year as previously disclosed to Parent;

(j)    merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (iii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (iv) enter into any new line of business, except, in the case of clause (iii) or acquisition transactions under clause (i) (but specifically excluding any merger or consolidation of Company with any other Person under clause (i)), (A) in the ordinary course of business consistent with past practice or (B) in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(k)    create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (i) for indebtedness incurred in the ordinary course of business and consistent with past practice under the Company’s current borrowing agreements or any refinancing thereof, (ii) for any inter-company indebtedness solely involving the Company and/or direct or indirect wholly owned Subsidiaries, (iii) as required by existing contracts entered into in the ordinary course of business or (iv) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(k).

(l)    change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the

Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(m)    write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

(n)    waive, release, assign, settle or compromise any pending or threatened Action which is (i) material to the business of the Company and its Subsidiaries, taken as a whole or (ii) otherwise involves the payment by the Company of an amount in excess of $50,000,000 (excluding any amounts that may be paid under existing insurance policies);

(o)    knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(p)    authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.2        Conduct of Parent Business Pending the Effective Time.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (w) as may be required by Law, (x) to the extent the Company shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise expressly provided in this Agreement and (z) as provided in Section 5.2 of the Parent Disclosure Letter, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, preserve the assets and properties of Parent and its Subsidiaries in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its present officers, employees, independent contractors and consultants, preserve substantially the current relationships of Parent and its Subsidiaries with merchants, customers, suppliers and other Persons with which Parent or any of its Subsidiaries has material business relations, and otherwise conduct its business in the ordinary course in all material respects, consistent with past practice. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) to the extent the Company shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (z) as provided in Section 5.2 of the Parent Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a)    propose or adopt any amendments to its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

(b)    (i) authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of Parent or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Parent Common Stock or the value of Parent or any of its Subsidiaries or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Parent Common Stock upon the conversion or exercise of convertible securities under Parent Option Plans and Parent Other Plans, including, without limitation, the exercise of Parent Stock Options and the conversion of Parent Restricted Stock, in each case outstanding as of the date of this Agreement or granted in the ordinary course by Parent consistent with past practice, including in connection with annual incentive awards, or such pledges or encumbrances as may be contemplated in connection with the Financing, (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) enter into any amendment of any term of any of its outstanding securities;

(c)    other than in the ordinary course consistent with past practices, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of the Parent Common Stock or the value of Parent or its Subsidiaries or any part thereof (whether or not pursuant to existing Parent Stock Plans);

(d)    except as required by any Parent Pension Plan, Parent Benefit Plan or Parent Other Plan in effect on the date of this Agreement or as amended in accordance with the terms of this Agreement, (i) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other Parent Personnel, other than (A) for increases in compensation or benefits or (B) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other Parent Personnel in connection with the transactions contemplated by this Agreement, (ii) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any Parent Personnel, (iii) enter into or adopt any new Parent Pension Plan, Parent Benefit Plan or Parent Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Parent Pension Plan, Parent Benefit Plan or Parent Other Plan, or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Parent Personnel or grant or amend any award under any Parent Pension Plan, Parent Benefit Plan or Parent Other

Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Parent Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or (vi) terminate any Key Employee other than for Cause (including misconduct or breach of company policy);

(e)    other than with respect to regular quarterly dividends in an amount not to exceed $0.20 per share declared and paid in the ordinary course consistent with past practice, including with respect to payment and record dates, (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions from a wholly-owned Subsidiary of Parent to another Subsidiary of Parent or to Parent), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of Parent or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Parent Stock Options or the conversion of Parent Restricted Stock outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement;

(f)    (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of Parent or any of its Subsidiaries or (ii) mortgage or pledge any assets or properties of Parent or any of its Subsidiaries that are material to Parent and its Subsidiaries taken as a whole, or subject any such assets or property to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), (A) in the ordinary course of business consistent with past practice, (B) assets (including real and personal property) associated with discontinued operations or (C) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clause (A) and (B), in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(g)    (i) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Parent Material Contract except in connection with normal renewals of Parent Material Contracts without materially adverse changes, additions or deletions of terms, or (ii) enter into any new agreement or contract or other binding obligation of Parent or its Subsidiaries containing (A) any restriction on the ability of Parent and its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (B) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on the Surviving Entity or its Affiliates, including Parent and its Subsidiaries, or (C) any restriction on Parent and its Subsidiaries engaging in any type or activity or business;

(h)    other than foreign exchange rate swaps with respect to intercompany debt, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(i)    other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of Parent’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than the aggregate amount of Parent’s budgeted capital expenditures for Parent’s 2011 fiscal year as previously disclosed to the Company;

(j)    (i) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (iii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (iv) enter into any new line of business, except, in the case of clause (iii) or acquisition transactions under clause (i) (but specifically excluding any merger or consolidation of Parent with any other Person under clause (i)), (A) in the ordinary course of business consistent with past practice or (B) in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(k)    create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (i) for indebtedness incurred in the ordinary course of business and consistent with past practice under Parent’s current borrowing agreements or any refinancing thereof, (ii) for any inter-company indebtedness solely involving Parent and/or direct or indirect wholly owned Subsidiaries, (iii) as required by existing contracts entered into in the ordinary course of business or (iv) as contemplated by this Agreement or (v) guarantees by Parent of indebtedness for borrowed money of Subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 5.2(k);

(l)    change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental

Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(m)    write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

(n)    waive, release, assign, settle or compromise any pending or threatened Action which is (i) material to the business of Parent and its Subsidiaries, taken as a whole or (ii) otherwise involves the payment by Parent of an amount in excess of $50,000,000 (excluding any amounts that may be paid under existing insurance policies);

(o)    knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(p)    authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.3      Certain Tax Matters.

(a)    During the period from the date of this Agreement to the Effective Time, except as would not be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, the Company and Parent shall, and shall cause each of their respective Subsidiaries to: (i) timely file all Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all Taxes due and payable; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (iv) promptly notify the other party of any Actions pending against or with respect to such entity in respect of any amount of Tax and not settle or compromise any material Tax liability without the other party’s consent, which shall not be unreasonably withheld.

(b)    Except in the ordinary course of business and consistent with past practice, the Company, Parent and each of the respective Subsidiaries shall (A) not change any method of accounting, (B) not file any material amended Tax Return or claim for refund, (C) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes, (D) not settle or compromise any material Tax liability, and (E) not make or change any material Tax election, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

(c)    From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.4      Certain Bankruptcy Matters. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (a) comply in all material respects with the Plan of Reorganization, the Confirmation Order, and the terms, requirements and provisions set forth therein, and (b) use their reasonable best efforts to take all actions required of the Company and its Subsidiaries by the Plan of Reorganization and/or the Confirmation Order on a timely basis.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1      Joint Proxy Statement.

(a)          Parent and the Company shall cooperate to promptly prepare and file with the SEC the Joint Proxy Statement and Parent (with the Company’s reasonable cooperation) shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of such parties shall thereafter mail or deliver the Joint Proxy Statement to its respective shareholders or stockholders, as applicable. Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or applicable law related thereto.

(b)          Parent and the Company shall promptly notify the other upon its, or one of its Subsidiaries’, receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4, shall consult with the other prior to responding to any such comments or requests or filing any amendment or supplement to the Joint Proxy Statement or the Form S-4, and shall provide the other with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff on the other hand. If any party hereto becomes aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Joint Proxy Statement or the Form S-4, then such party shall promptly inform the other parties hereto thereof and shall cooperate with the other parties in filing such amendment or supplement with the SEC and, to the extent required by applicable Law, in mailing such amendment or supplement to the Parent Stockholders and Company Stockholders.

(c)          Notwithstanding anything to the contrary stated above, prior to filing and mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company hereby agree to provide the other party with a reasonable opportunity to review and comment on such document or response and shall discuss with such other party, and include in such document or response, comments reasonably proposed by the other party.

6.2      Company Stockholders’ Meeting; Parent Stockholders’ Meeting.

(a)          Parent shall take all action necessary in accordance with applicable Law, Parent’s Articles of Incorporation and Parent’s Bylaws, to call, give notice of, convene and hold the Parent Stockholders’ Meeting to consider and vote on a proposal to adopt and approve the issuance of the Parent Common Stock contemplated by this Agreement. The Parent Stockholders’ Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as practicable after mailing of the Joint Proxy Statement.

(b)          Subject to the provisions of Section 6.5 hereof, Parent Board shall recommend that the Parent Stockholders approve the issuance of the Parent Common Stock pursuant to this Agreement (the “Parent Recommendation”), and shall include such recommendation in the Joint Proxy Statement, and shall use reasonable best efforts to (i) solicit from its shareholders proxies in favor of the approval of the issuance of the Parent Common Stock pursuant to the terms of this Agreement and (ii) take all other action necessary or advisable to secure such approval.

(c)          The Company shall take all action necessary in accordance with applicable Law, the Company’s Certificate of Incorporation and the Company’s Bylaws, to call, give notice of, convene and hold the Company Stockholders’ Meeting to consider and vote on a proposal to adopt and approve this Agreement. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after mailing of the Joint Proxy Statement.

(d)          Subject to the provisions of Section 6.4 hereof, the Company Board shall recommend that the Company Stockholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall include such recommendation in the Joint Proxy Statement, and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (ii) take all other action necessary or advisable to secure such approval.

6.3      Third Party Consents and Regulatory Approvals.

(a)          Subject to the terms and conditions of this Agreement, the parties hereto will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, any necessary filing of a Notification and Report Form pursuant to the HSR Act and all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Authorities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby; (ii) to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law; (iii) to use their reasonable best efforts to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable; and (iv) not to extend any waiting period under the HSR Act or enter into any agreement with any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed).

(b)          To the extent permissible under applicable Law, each of the parties hereto shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)          If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the parties hereto shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein); and/or (ii) subject to Section 6.3(d), take such action as reasonably necessary to overturn any action by any

Government Authority or private party to block consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that each of the parties hereto shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority with respect thereto.

(d)          Subject to Section 6.3(e), “reasonable best efforts” shall not include nor require any party or its Subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (after giving effect to the Merger), or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (after giving effect to the Merger) (any of the foregoing effects, a “Burdensome Effect”). Notwithstanding anything herein to the contrary, (i) neither the Company nor its Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Entity following the consummation of the Merger without the prior written consent of Parent and (ii) neither Parent nor the Company shall be required to agree to any divestiture, sale or other disposition of any of the assets listed on Section 6.3 of the Parent Disclosure Letter.

(e)          If Parent elects to propose, negotiate, or offer to commit to and effect by consent decree, hold separate order, or otherwise, any sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d) with respect to any assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, reasonably cooperate in all respects as requested by Parent in connection with any such sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d), so long as such sale, divestiture, license, disposition, prohibition or limitation or other action is to be effective only as of the Effective Time.

6.4      No Solicitation – Company.

(a)          Upon execution of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a Company Acquisition Proposal. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to a Company Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all information, documents, and materials relating to the Company Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)          Except as provided in Section 6.4(c), the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit any of its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal, (iii) furnish any information or data regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Person (other than Parent or Merger Sub) in connection with or in response to any Company Acquisition Proposal, (iv) enter into any letter of intent or Contract providing for, relating to or in connection with, any Company Acquisition Proposal or any proposal that may lead to a Company Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.4(c)), or that requires the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (v) approve, adopt, endorse or recommend a Company Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by a Company Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (vii) resolve, propose or agree to do any of the foregoing.

(c)          Notwithstanding Section 6.4(b), from the date hereof and prior to the receipt of the Company Stockholders’ Approval, if (i) the Company or its Representatives receive an unsolicited bona fide written Company Acquisition Proposal that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Company Superior Proposal, (ii) the Company Board concludes in good faith, after receiving advice from its outside legal counsel and financial advisors, that the failure to take such action with respect to such Company Acquisition Proposal would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law and (iii) such Company Acquisition Proposal was not solicited in material breach of this Section 6.4, then the Company may take the following actions: (x) furnish information to the third party making such Company Acquisition Proposal (a “Company Qualified Bidder”), provided that (A) the Company receives from the Company Qualified Bidder an executed confidentiality agreement (the confidentiality terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement), (B) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company in any way from complying with this Agreement, including prohibiting the Company from providing information or written materials to Parent and (C) all such information has previously been provided to Parent or is provided to Parent concurrently with the time it is provided to such Person; and (y) engage in discussions or negotiations with the Company Qualified Bidder and its Representatives with respect to the Company Acquisition Proposal.

(d)          Except as otherwise provided in Section 6.4(e), neither the Company Board nor any committee of the Company Board may (i) withdraw or withhold, amend, modify or qualify, or propose publicly to withdraw, withhold, amend, modify or qualify in any manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) approve, adopt, endorse or recommend any Company Acquisition Proposal or (iii) propose publicly to approve, adopt or recommend any Company Acquisition Proposal (any action described in clause (i), (ii) or (iii), whether taken by the Company Board or any committee thereof, being referred to as a “Company Adverse Recommendation Change”).

(e)          Notwithstanding Section 6.4(d), at any time prior to the receipt of the Company Stockholders’ Approval, the Company Board may in response to a Company Superior Proposal that did not result from a material breach by Company of this Section 6.4, (x) cause the Company to terminate this Agreement pursuant to Section 8.1(i) in order to concurrently enter into a definitive agreement with respect to such Company Superior Proposal or (y) effect a Company Adverse Recommendation Change, in each case, if the Company Board determines in good faith, after receiving advice from the Company’s outside legal counsel and financial advisors, that failure to do so would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law; provided, however, that such actions may only be taken (A) at a time that is after the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action (the “Company Subsequent Determination Notice”), which notice will specify the terms of the applicable Company Acquisition Proposal and identify the Person making such Company Superior Proposal, (B) if, at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal remains a Company Superior Proposal, and (C) if, in the case of a termination pursuant to Section 8.1(i), the Company pays the Termination Amount under Section 8.2(c)(ii) and Section 8.2(d) concurrently with and as a condition to such termination. During any such three (3) Business Day period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Company Acquisition Proposal, and the Company shall give Parent the opportunity to meet and negotiate with the Company and its Representatives, who shall negotiate in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent in response to such Company Superior Proposal. If a Company Superior Proposal is revised, including any revision to price, then the Company shall deliver to Parent a new Company Subsequent Determination Notice and again comply with the requirements of this Section 6.4(e) with respect to such revised Company Superior Proposal, on each occasion on which a revised Company Superior Proposal is submitted, except that the three (3) Business Day notice period shall be reduced to two (2) Business Days.

(f)          From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any bona-fide inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Company Acquisition Proposal, and (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Company Acquisition Proposal and (ii) if oral, a reasonable summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and details of any such Company Acquisition Proposal and with respect to any change to the material terms of any such Company Acquisition Proposal within twenty-four (24) hours of any such change. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is or shall become party to any Contract, in each case, that prohibits the Company from providing such information to Parent.

(g)          Nothing in this Section 6.4 shall be deemed to prohibit the Company from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Company Acquisition Proposal if, in the good faith judgment of the Company Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that merely describes the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that the Company is discussing or evaluating such Company Acquisition Proposal, or any “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Company Stockholders, shall not constitute a Company Adverse Recommendation Change.

(h)          For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written Company Acquisition Proposal (with all references to 20% in the definition of Company Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the Company Stockholders than the Merger, taking into account (i) any proposal by Parent to amend or modify the terms of this Agreement, (ii) the identity of the Person making such Company Acquisition Proposal and (iii) the terms, conditions, timing, likelihood of consummation and legal, financial, and regulatory aspects of such Company Acquisition Proposal.

(i)          For purposes of this Agreement, “Company Acquisition Proposal” shall mean any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or disposition of assets that constitute or account for at least 20% of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole (a “Company Material Business”), or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 20% or more of the voting power of the Company or any of its Subsidiaries that constitutes a Company Material Business; provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

6.5      No Solicitation – Parent

(a)          Upon execution of this Agreement, Parent and its Subsidiaries shall, and shall cause their respective Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a Parent Acquisition Proposal. Parent shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to a Parent Acquisition Proposal with or for the benefit of Parent to promptly return or destroy all information, documents, and materials relating to the Parent Acquisition Proposal or to Parent or its businesses, operations or affairs heretofore furnished by Parent or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)          Except as provided in Section 6.5(c), Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit any of its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, a Parent Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Parent Acquisition Proposal, (iii) furnish any information or data regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent to, any Person (other than the Company) in connection with or in response to any Parent Acquisition Proposal, (iv) enter into any letter of intent or Contract providing for, relating to or in connection with, any Parent Acquisition Proposal or any proposal that may lead to a Parent Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.5(c)), or that requires Parent to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (v) approve, adopt, endorse or recommend a Parent Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 14-2-1132 of the GBCC), or any restrictive provision of any applicable anti-takeover provision in Parent’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by a Parent Acquisition Proposal (and, to the extent permitted thereunder, Parent shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Company or any of Parent’s Affiliates, under any such provisions) or (vii) resolve, propose or agree to do any of the foregoing.

(c)          Notwithstanding Section 6.5(b), from the date hereof and prior to the receipt of the Parent Stockholders’ Approval, if (i) Parent or its Representatives receive an unsolicited bona fide written Parent Acquisition Proposal that the Parent Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Parent Superior Proposal, (ii) the Parent Board concludes in good faith, after receiving advice from its outside legal counsel and financial advisors, that the failure to take such action with respect to such Parent Acquisition Proposal would reasonably be likely to result in a breach of the Parent Board’s fiduciary obligations to the Parent Stockholders under applicable Law and (iii) such Parent Acquisition Proposal was not solicited material breach of this Section 6.5, then Parent may take the following actions: (x) furnish information to the third party making such Parent Acquisition Proposal (a “Parent Qualified Bidder”), provided that (A) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement (the confidentiality terms of which are no less favorable to Parent than those contained in the Confidentiality Agreement), (B) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Parent and may not restrict Parent in any way from complying with this Agreement, including prohibiting Parent from providing information or written materials to the Company and (C) all such information has previously been provided to the Company or is provided to the Company concurrently with the time it is provided to such Person; and (y) engage in discussions or negotiations with the Parent Qualified Bidder and its Representatives with respect to the Parent Acquisition Proposal.

(d)          Except as otherwise provided in Section 6.5(e), neither the Parent Board nor any committee of the Parent Board may (i) withdraw or withhold, amend, modify or qualify, or propose publicly to withdraw, withhold, amend, modify or qualify in any manner adverse to the Company, the Parent Recommendation, (ii) approve, adopt, endorse or recommend any Parent Acquisition Proposal or (iii) propose publicly to approve, adopt or recommend any Parent Acquisition Proposal (any action described in clause (i), (ii) or (iii), whether taken by the Parent Board or any committee thereof, being referred to as a “Parent Adverse Recommendation Change”).

(e)          Notwithstanding Section 6.5(d), at any time prior to the receipt of the Parent Stockholders’ Approval, the Parent Board may in response to a Parent Superior Proposal that did not result from a material breach by Parent of this Section 6.5, (x) cause Parent to terminate this Agreement pursuant to Section 8.1(j) in order to concurrently enter into a definitive agreement with respect to such Parent Superior Proposal or (y) effect a Parent Adverse Recommendation Change, in each case, if the Parent Board determines in good faith, after receiving advice from Parent’s outside legal counsel and financial advisors, that failure to do so would reasonably be likely to result in a breach of the Parent Board’s fiduciary obligations to the Parent Stockholders under applicable Law; provided, however, that such actions may only be taken (A) at a time that is after the third (3rd) Business Day following the Company’s receipt of written notice from Parent that the Parent Board is prepared to take such action (the “Parent Subsequent Determination Notice”), which notice will specify the terms of the applicable Parent Acquisition Proposal and identify the Person making such Parent Superior Proposal, (B) if, at the end of such period, the Parent Board determines in good faith, after taking into account all amendments or revisions committed to by the Company and after consultation with its outside legal counsel and financial advisors, that such Parent Acquisition Proposal remains a Parent Superior Proposal, and (C) if, in the case of a termination pursuant to Section 8.1(j), Parent pays the Parent Termination Amount under Section 8.2(c)(iv) concurrently with and as a condition to such termination. During any such three (3) Business Day period, Company shall be entitled to deliver to Parent one or more counterproposals to such Parent Acquisition Proposal, and Parent shall give the

Company the opportunity to meet and negotiate with Parent and its Representatives, who shall negotiate in good faith with the Company regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company in response to such Parent Superior Proposal. If a Parent Superior Proposal is revised, including any revision to price, then Parent shall deliver to the Company a new Parent Subsequent Determination Notice and again comply with the requirements of this Section 6.5(e) with respect to such revised Parent Superior Proposal, on each occasion on which a revised Parent Superior Proposal is submitted, except that the three (3) Business Day notice period shall be reduced to two (2) Business Days.

(f)          From and after the execution of this Agreement, Parent shall notify the Company promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any bona-fide inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Parent Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Parent Acquisition Proposal, and (i) if it is in writing, a copy of such Parent Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Parent Acquisition Proposal and (ii) if oral, a reasonable summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing. Parent shall keep the Company reasonably informed on a prompt and timely basis of the status and details of any such Parent Acquisition Proposal and with respect to any change to the material terms of any such Parent Acquisition Proposal within twenty-four (24) hours of any such change. Parent shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither Parent nor any of its Subsidiaries is or shall become party to any Contract, in each case, that prohibits Parent from providing such information to the Company.

(g)          Nothing in this Section 6.5 shall be deemed to prohibit Parent from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Parent Acquisition Proposal if, in the good faith judgment of the Parent Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Parent that merely describes Parent’s receipt of a Parent Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that Parent is discussing or evaluating such Parent Acquisition Proposal, or any “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Parent Stockholders, shall not constitute a Parent Adverse Recommendation Change.

(h)          For purposes of this Agreement, “Parent Superior Proposal” shall mean any bona fide written Parent Acquisition Proposal (with all references to 20% in the definition of Parent Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Parent Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the Parent Stockholders than the consummation of the Merger and the transactions contemplated by this Agreement, taking into account (i) any proposal by the Company to amend or modify the terms of this Agreement, (ii) the identity of the Person making such Parent Acquisition Proposal and (iii) the terms, conditions, timing, likelihood of consummation and legal, financial, and regulatory aspects of such Parent Acquisition Proposal.

(i)          For purposes of this Agreement, “Parent Acquisition Proposal” shall mean any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Parent, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or disposition of assets that constitute or account for at least 20% of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole (a “Parent Material Business”), or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 20% or more of the voting power of Parent or any of its Subsidiaries that constitutes a Parent Material Business; provided, however, that the term “Parent Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement (including the issuance of the Parent Common Stock contemplated hereby).

6.6      Access to Information.

(a)          From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated pursuant to Section 8.1, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access during normal business hours to all of its properties, books, contracts, commitments and records upon reasonable prior notice. Each of Parent and the Company shall also provide the other party with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of such party’s business, properties, prospects and personnel as the other party may reasonably request. No investigation pursuant to this Section 6.6 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. No party shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. Parent and the Company will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.7      Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent and Merger Sub agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof shall continue in full force and effect (and with respect to the Surviving Entity, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Effective Time, and Parent shall cause the Surviving Entity to honor and fulfill such rights to indemnification and exculpation and such limitations on personal liability. During such period, Parent shall not, nor shall it permit the Surviving Entity to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)          Parent shall cause the Surviving Entity to either (i) cause to be obtained a “tail” insurance policy with respect to Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as in effect as of the Effective Time (a “D&O Tail Policy”), which D&O Tail Policy (A) shall have a claims period of at least six (6) years from the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to the Indemnified Parties covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as of the Effective Time and (B) shall contain terms with respect to scope of coverage and amount no less favorable, in the aggregate, than those in the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance and fiduciary liability insurance policies as of the Effective Time, or (ii) maintain the existing officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company (provided that Parent may cause the Surviving Entity to substitute therefor policies of at least the same scope of coverage and amount and containing terms and conditions that are generally not less favorable, in the aggregate, to the Indemnified Parties) for a period of six (6) years after the Effective Time; provided, however, that in no event shall Parent or the Surviving Entity be required to expend in the aggregate in excess of 250% of the annual premium currently paid by the Company for such coverage (multiplied by six in the case of the six-year “tail” policy contemplated by clause (i)), and if such premium would at any time exceed such amount, then Parent or the Surviving Entity shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 250% of the annual premium currently paid by the Company for such coverage (multiplied by six in the case of the six-year “tail” policy contemplated by clause (i)). In lieu of the foregoing, the Company may purchase, prior to, on or after the Effective Time, a six-year prepaid D&O Tail Policy in respect of acts or omissions occurring prior to the Effective Time providing each of the Indemnified Parties with the coverage described in this Section 6.7(b) for an aggregate premium not in excess of 250% of the annual premium currently paid by the Company for such coverage multiplied by six. Section 6.7(b) of the Company Disclosure Letter sets forth the current premium paid by the Company for such insurance.

(c)          The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

(d)          In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.7.

6.8      Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

6.9      Publicity.  Except with respect to any action taken pursuant to, and in accordance with, Section 6.4, Section 6.5 or Article VIII, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.4 or Section 6.5 or any disclosure of Parent or Merger Sub in response thereto or in connection therewith.

6.10      Rule 16b-3 Actions.    Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.10. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock, grants of Company RSU Awards and Company Stock Options resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of shares of Parent Common Stock, Assumed Stock Options and Assumed RSU Awards resulting from the transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent following the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.11      Financing.

(a)          Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries, that it shall take all action necessary to ensure that as of the Closing Date, Parent and Merger Sub will have funds, in the aggregate, sufficient for (i) the payment of the aggregate Cash Consideration and any other amounts required to be paid pursuant to Article II, the aggregate amount of cash to be deposited pursuant to Section 1.7(b) in respect of the Reserved Company Common Stock, and the aggregate amount of cash to be paid pursuant to the terms of Section 1.9 in respect of the Company RSU Awards, (ii) the funding of any required refinancings or repayments of any existing indebtedness of the Company or Parent in connection with the Merger or the Financing, and (iii) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by Parent, Merger Sub and the Surviving Entity in connection with the Merger and the Financing.

(b)          The Company shall, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to, provide all cooperation reasonably requested by Parent with reasonable notice in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using reasonable best efforts to (i) provide information relating to the Company and its Subsidiaries to the Financing Sources that is reasonably available to the Company and is customary for completion of the Financing by the Financing Sources (including audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 40 days prior to the Closing Date and information regarding the business, operations and financial projections of the Company), (ii) participate and cause senior management to participate in a reasonable number of meetings with Financing Sources and other presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, in each case, relating to the completion of the Financing by the Financing Sources, (iii) assist in the preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents for the Financing, and (B) materials for rating agency presentations, (iv) cooperate with the marketing efforts for any component of the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) execute and deliver (or use reasonable best efforts to obtain from its advisors), and cause its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), credit agreements and other loan documents, currency or interest hedging agreements, customary certificates, accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), or other documents and instruments ancillary to the Financing as may be reasonably requested by Parent as customary in connection with the Financing, including any amendments of any of the Company’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements; provided that no obligation of any of the Company or its Subsidiaries shall be effective under credit agreements, loan documents or currency or interest hedging arrangements or amendments to such existing arrangements of the Company and its Subsidiaries until the Effective Time, (vi) use its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (vii) use its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to Parent and/or Merger Sub at the Closing, provided that the Company shall not be prohibited from using cash and marketable securities in the ordinary course or from taking any action not prohibited by Section 5.1, (viii) provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates, provided that the Company shall have received such documents in reasonable time to review and provide such representations, and (ix) cooperate reasonably with Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company and its Subsidiaries.

(c)          Notwithstanding the foregoing, until the Effective Time occurs, neither the Company, any of its Subsidiaries, nor their respective Representatives, shall (i) be required to take any action in the capacity of a director of the Company or any of its Subsidiaries with respect to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) if such Representative believes such action would be inconsistent with their fiduciary duties, (ii) be required to pay any commitment or other similar fee, (iii) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (iv) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement). Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses actually incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.11, (ii) acknowledges and agrees that, except for obligations of the Company’s Subsidiaries from and after the Effective Time, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), and (iii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them prior to the Effective Time in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries and information provided by the Company, its Subsidiaries or their Representatives), except in the event that such losses, damages, claims, costs or expenses arise out of or result from the willful misconduct or gross negligence of the Company, any of its Subsidiaries or their respective Representatives.

(d)          In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing, or if Parent substitutes other debt or equity financing for all or a portion of the Financing, the Company shall comply with its covenants in Section 6.11(b) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that the Company would have been obligated to comply with respect to the Financing, provided, that the Commitment Letter as so amended, replaced, supplemented or otherwise modified and/or such other debt or equity financing shall not (A) add new (or modify, in a manner adverse to Parent, any existing) conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Commitment Letter or the definitive agreements with respect thereto on terms and conditions contemplated by the Commitment Letter (any such agreements the “Definitive Financing Agreements”), (B) adversely impact the ability of Parent to enforce its rights against other parties to the Commitment Letter or the Definitive Financing Agreements, or (C) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. This Section 6.11 shall be deemed to apply to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and/or such other debt or equity financing and references to the Financing shall be deemed to refer instead to such alternative financing.

(e)          All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement.

6.12    Notification of Certain Matters.  Each of Parent, Merger Sub and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.12 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.13    Litigation.  Notwithstanding anything to the contrary set forth herein, each party shall notify the other parties promptly if and after it receives notice of any Actions instituted or threatened against Parent, Merger Sub or the Company or any of their respective directors, officers or Affiliates, including by any shareholder of the Company, before any court or Governmental Authority relating to this Agreement, the Merger, the Financing or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any Action relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such Action without Parent’s written consent, which will not be unreasonably withheld, conditioned or delayed.

6.14    Stock De-Registration.   The Company shall use its reasonable best efforts to cause its shares of common stock to no longer be quoted on the NYSE and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.15    NYSE Listing.   Parent shall use reasonable best efforts to cause the shares of Parent Common Stock which are to be issued to the holders of Company Common Stock upon consummation of the Merger to be listed on the NYSE.

6.16    Standstill Agreements.   During the period from the date of this Agreement through the earlier of the Effective Time or the Termination Date, neither Parent nor the Company shall terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Parent Acquisition Proposal or a Company Acquisition Proposal, as the case may be, or any standstill agreement to which Parent, Company or any of their respective Subsidiaries is a party (other than any between the Company and Parent), in each case unless the Parent Board or the Company Board, as applicable, determines after consulting with legal counsel that the failure to terminate, amend, modify or waive such provision would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that neither Parent nor the Company shall enforce any provision of any such agreement that would prohibit a third party from requesting such termination, amendment modification or waiver. Subject to the foregoing, during such period, each of Parent and the Company agrees to enforce the provisions of any such agreements, including seeking to obtain injunctions to prevent any breaches of such agreements, and to enforce specifically the terms and provisions thereof in any court of the U.S. or any state thereof having jurisdiction.

6.17    Actions Regarding Anti-Takeover Statutes.  If Section 203 of the DGCL or any other potentially applicable anti-takeover or similar Law or provision in the Company’s governing documents is or becomes applicable to this Agreement, the Merger, or the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

6.18    Control of Operations.  Without in any way limiting and subject to the parties’ rights and obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give any party, directly or indirectly, the right to control the operations of any other party prior to the Effective Time.

6.19    Cooperation on Certain Matters.    After the date hereof and prior to the Effective Time, each of Parent and the Company shall, subject to applicable Law, confer with each other on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, and integration planning matters and communicate and consult with such Persons identified by Parent to the Company or by the Company to Parent, as applicable, with respect to the foregoing.

6.20    Employee Matters.

(a)          From and after the Effective Time, Parent shall honor all Company Benefit Plans, Company Pension Plans and Company Other Plans in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall limit the right of the Surviving Entity or Parent to amend or terminate such plans, arrangements and agreements in accordance with their terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who remains employed after the Effective Time (“Company Employees”) (i) base salary or wages (as applicable), annual bonus opportunities, and employer matching contributions to a defined contribution retirement plan that are no less favorable than the base salary or wages (as applicable), annual bonus opportunities and employer matching contributions to a defined contribution retirement plan provided to such Company Employee immediately before the Effective Time, and (ii) equity award grants on a basis no less favorable to such Company Employee than the equity award grants made to similarly situated employees of Parent (other than Company Employees). For the period commencing at the Effective Time and ending on December 31, 2011, Parent agrees to cause the Surviving Entity to maintain health benefits and welfare benefits (other than severance benefits, which are addressed below) for each Company Employee at levels that are, in the aggregate, at least substantially comparable to such benefits provided to such Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (A) Parent shall or shall cause the Surviving Entity to provide Company Employees whose employment terminates during the one-year period following the Effective Time with severance benefits in accordance with the Smurfit-Stone Container Corporation Severance Pay Plan for Salaried Employees (the “Company Severance Plan”) as in effect at the Effective Time and (B) severance benefits provided to Company Employees under the Company Severance Plan during the one-year period following the Effective Time shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees.

(b)          For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each

Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan, Company Pension Plan or Company Other Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall use reasonable best efforts to cause any deductibles, co-insurance and maximum out-of-pocket requirements paid by Company Employees under any of the Old Plans providing medical, dental, pharmaceutical and/or vision benefits in the plan year in which the Closing Date occurs to be credited towards such limits under the New Plans providing medical, dental, pharmaceutical and/or vision benefits.

(c)          Immediately prior to the Effective Time, the Company shall pay to each Company Employee employed as of immediately prior to the Effective Time and then participating in any bonus plans established by the Company with respect to the Company’s fiscal year ending December 31, 2011 (the “2011 Bonus Plans”), a bonus under the 2011 Bonus Plans for the period from January 1, 2011 through the Closing Date (the “Bonus Period”) equal to the greater of (A) such Company Employee’s bonus entitlement for the Bonus Period under the 2011 Bonus Plans based on the level of achievement of the applicable performance goals for the period beginning on January 1, 2011 and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month in which the Effective Time occurs if the Effective Time coincides with the end of the month) and assuming that the Company’s performance for the period from such month end through the Closing Date is equal to the level of achievement for the period through such month end, and (B) such Company Employee’s bonus entitlement for the Bonus Period under the 2011 Bonus Plans assuming target performance through the Closing Date. Any determinations with respect to bonus awards shall be made consistent with the Company’s past practice. The intent of this provision is to provide each Company Employee with a partial year bonus under the 2011 Bonus Plans with respect to the Bonus Period.

(d)          Nothing in this Section 6.20 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan, Company Pension Plan, Company Other Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.20 be construed to require Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to retain the employment of any particular Company Employee for any fixed period of time following the Closing Date.

(e)          Without limiting the generality of Section 9.9, the provisions of this Section 6.20 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan, Company Pension Plan, Company Other Plan or other employee benefit plan for any purpose.

(f)          Prior to making any equity awards permitted under Section 5.1(c) of the Company Disclosure Letter, the Company shall amend Section 5.8 of the Company Stock Plan to provide that the accelerated vesting provisions contained in such Section 5.8 shall not apply with respect to the Merger to any equity awards made after the date of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER

7.1      Conditions to Each Party’s Obligations To Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Stockholders’ Approval.    (i) This Agreement shall have been approved by the requisite affirmative vote of the holders of shares of Company Common Stock present and voting at the Company Stockholders’ Meeting in accordance with applicable Law (the “Company Stockholders’ Approval”) and (ii) the issuance of Parent Common Stock in connection with the Merger shall have been approved by the requisite affirmative vote of the holders of Parent Common Stock entitled to vote thereon (“Parent Stockholders’ Approval”).

(b)    NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    HSR.    The waiting period (an any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e)    Other Regulatory Approvals.    Any other regulatory approval or waiting period required in connection the transactions contemplated by this Agreement, if the failure to obtain such approval or meet such waiting period would have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained or met and shall remain in full force and effect without the imposition of a Burdensome Effect on Parent or the Company.

(f)    No Injunctions or Restraints; Illegality.  No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Authority which prohibits or is reasonably likely to prohibit the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing, or which is reasonably likely to prevent, consummation of the Merger; provided, however, that the parties hereto shall have used reasonable efforts to cause any such order or injunction, ruling or action to be vacated or lifted or to ameliorate the effects thereof.

7.2      Conditions to the Obligations of Parent and Merger Sub.    The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties.    (i) The representations and warranties of the Company contained in Section 3.1 (Corporate Organization), Sections 3.2(a) and (c) (Capitalization), Section 3.3 (Authority), Section 3.9 (Broker’s Fees), Section 3.19 (State Takeover Laws) and Section 3.24 (Joint Proxy Statement; Company Information) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (ii) each of the representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein) (other than those contained in the preceding clause (i)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial officer of the Company to such effect.

(b)    Performance of Obligations of Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial officer of the Company to such effect.

(c)    No Company Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance that was not disclosed in (i) the Company SEC Reports, filed since January 1, 2010, or (ii) the Company Disclosure Letter as of the date hereof, which individually or in the aggregate with all other Circumstances that were not disclosed in (x) the Company SEC Reports, filed since January 1, 2010 or (y) the Company Disclosure Letter as of the date hereof, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial of Company to such effect; and

(d)    Tax Opinion.   Parent shall have received a written opinion of King & Spalding LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to require and rely upon customary representations, warranties and covenants provided by Parent, Merger Sub and the Company that counsel to Parent reasonably deems relevant.

7.3      Conditions to the Obligations of Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties.    (i) The representations and warranties of Parent contained in Section 4.1 (Corporate Organization), Sections 4.2(a) and (c) (Capitalization), Section 4.3 (Authority), Section 4.9 (Broker’s Fees), Section 4.19 (State Takeover Laws) and Section 4.24 (Joint Proxy Statement; Parent Information) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (ii) each of the representations and warranties of Parent contained in this Agreement (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar terms set forth therein) (other than those contained in the preceding clause (i)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Parent Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial officer of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by an executive officer and the principal financial officer of Parent and Merger Sub to such effect.

(c)    No Parent Material Adverse Effect.    Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance that was not disclosed in (i) the Parent SEC Reports, filed since January 1, 2010, or (ii) the Parent Disclosure Letter as of the date hereof, which individually or in the aggregate with all other Circumstances that were not disclosed in (x) the Parent SEC Reports, filed since January 1, 2010 or (y) the Parent Disclosure Letter as of the date hereof, has had or would reasonably be expected to have a Parent Material Adverse Effect. The

Company shall have received a certificate signed by an executive officer and the principal financial officer of Parent to such effect; and

(d)    Tax Opinion.  The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to require and rely upon customary representations, warranties and covenants provided by the Company, Parent and Merger Sub that counsel to the Company reasonably deems relevant.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1      Termination.    This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholders’ Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of the Company and Parent;

(b)    by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 6.3;

(c)    by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(d)    by Parent, in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Company shall have become untrue or inaccurate after the date of this Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) has not been or cannot reasonably be expected to be cured by the Termination Date;

(e)    by the Company, in the event of a material breach by Parent or Merger Sub, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Merger Sub, as the case may be, shall have become untrue or inaccurate after the date of this

Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) has not been or cannot reasonably be expected to be cured by the Termination Date;

(f)    by either Parent or the Company if the Company Stockholders or Parent Stockholders, respectively, shall have failed to approve the matters presented thereto pursuant to this Agreement at the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, or at any adjournment or postponement thereof; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(f) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Stockholders’ Approval at the Company Stockholders’ Meeting or the Parent Stockholders’ Approval at the Parent Stockholders’ Meeting, as applicable, or at any adjournment or postponement thereof;

(g)    by Parent, if (i) the Company Board shall have failed to include the Company Recommendation in the Joint Proxy Statement or publicly announced or proposed an intent to fail to do so, (ii) the Company Board or any committee thereof shall have made a Company Adverse Recommendation Change or publicly announced or proposed an intent to do so or (iii) the Company shall have entered into, or the Company Board shall have authorized or approved or proposed to authorize or approve, any Contract with respect to a Company Acquisition Proposal (other than any confidentiality agreement permitted by Section 6.4(c));

(h)    by the Company, if (i) the Parent Board shall have failed to include the Parent Recommendation in the Joint Proxy Statement or publicly announced or proposed an intent to fail to do so, (ii) the Parent Board or any committee thereof shall have made a Parent Adverse Recommendation Change or publicly announced or proposed an intent to do so or (iii) Parent shall have entered into, or the Parent Board shall have authorized or approved or proposed to authorize or approve, any Contract with respect to a Parent Acquisition Proposal (other than any confidentiality agreement permitted by Section 6.5(c));

(i)    by the Company in order to enter into a definitive agreement with respect to a Company Superior Proposal in accordance with the terms of Section 6.4(e), but only if the Company (i) is not in material breach of Section 6.4 and (ii) shall concurrently with, and as a condition to, such termination pay the Termination Amount to Parent in accordance with Section 8.2(c)(ii) and Section 8.2(d); or

(j)    by Parent in order to enter into a definitive agreement with respect to a Parent Superior Proposal in accordance with the terms of Section 6.5(e), but only if Parent (i) is not in material breach of Section 6.5 and (ii) shall concurrently with, and as a condition to, such termination pay the Parent Termination Amount to the Company in accordance with Section 8.2(c)(iv) and Section 8.2(d).

8.2      Effect of Termination.

(a)          In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that the confidentiality provisions of Section 6.6 (Access to Information) and Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, except as set forth herein, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and intentional breach of any provision of this Agreement, the Confidentiality Agreement or any other agreement delivered in connection herewith.

(b)          Except as otherwise specifically set forth in this Section 8.2, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated by this Agreement, the solicitation of Company Stockholders’ Approval, the solicitation of Parent Stockholders’ Approval and all other matters related to the Closing; provided, however, that all out-of-pocket documented expenses of the preparation, printing, filing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company.

(c)          If this Agreement is terminated:

(i)        (A) by Parent pursuant to Section 8.1(d), then the Company shall make a cash payment to Parent equal to the amount of all Expenses incurred by Parent and its Affiliates up to a maximum aggregate amount of $15 million, in immediately available funds, as directed by Parent in writing (the “Parent Expense Reimbursement Amount”) or (B) by the Company pursuant to Section 8.1(e), then Parent shall make a cash payment to the Company equal to the amount of all Expenses incurred by the Company and its Affiliates up to a maximum aggregate amount of $15 million, in immediately available funds, as directed by the Company in writing (the “Company Expense Reimbursement Amount”);

(ii)        by (A) Parent pursuant to Section 8.1(g) or (B) the Company pursuant to Section 8.1(i), then the Company shall make a cash payment to Parent in the amount of $120,000,000 (the “Termination Amount”) in immediately available funds, as directed by Parent in writing;

(iii)      by (A) Parent or the Company pursuant to (i) Section 8.1(c) or (ii) Section 8.1(f) in connection with the failure of the Company to obtain the Company Stockholders’ Approval or (B) Parent pursuant to Section 8.1(d), and (x) on or prior to the Termination Date in the case of clause (A)(i) or (B), or the Company Stockholders’ Meeting in the case of clause (A)(ii), a Person or group shall have made and not withdrawn a bona fide Company Acquisition Proposal to Company or the Company Stockholders or a bona fide Company Acquisition Proposal shall have otherwise become announced or communicated and not withdrawn to the Company, the Company Board or the Company’s management and (y) no later than nine (9) months after the Termination Date, the Company enters into, publicly approves or submits to the Company Stockholders for approval, an agreement with respect to a Company Acquisition Proposal, or a Company Acquisition Proposal is consummated (which in each case need not be the same Company Acquisition Proposal as the Company Acquisition Proposal described in clause (x)), then (without prejudice to any other rights that Parent may have against Company for breach of this Agreement or otherwise) the Company will pay to Parent, on the date of entry into the definitive agreement in respect of such Company Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Company Acquisition Proposal, as may be applicable, the Termination Amount (less any Parent Expense Reimbursement Amount previously paid to Parent) in immediately available funds, as directed by Parent in writing;

(iv)      by (A) the Company pursuant to Section 8.1(h) or (B) Parent pursuant to Section 8.1(j), then Parent shall make a cash payment to the Company in the amount of $120,000,000 (the “Parent Termination Amount”) in immediately available funds, as directed by the Company in writing; or

(v)       by (A) Parent or the Company pursuant to (i) Section 8.1(c) or (ii) Section 8.1(f) in connection with the failure of Parent to obtain the Parent Stockholders’ Approval or (B) Company pursuant to Section 8.1(e), and (x) on or prior to the Termination Date in the case of clause (A)(i) or (B), or the Parent Stockholders’ Meeting in the case of clause (A)(ii), a Person or group shall have made and not withdrawn a bona fide Parent Acquisition Proposal to Parent or the Parent Stockholders or a bona fide Parent Acquisition Proposal shall have otherwise become announced or communicated and not withdrawn to Parent, the Parent Board or Parent’s management and (y) no later than nine (9) months after the Termination Date, Parent enters into, publicly approves or submits to the Parent Stockholders for approval, an agreement with respect to a Parent Acquisition Proposal, or a Parent Acquisition Proposal is consummated (which in each case need not be the same Parent Acquisition Proposal as the Parent Acquisition Proposal described in clause (x)), then (without prejudice to any other rights that the Company may have against Parent for breach of this Agreement or otherwise) Parent will pay to the Company, on the date of entry into the definitive agreement in respect of such Parent Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Parent Acquisition Proposal, as may be applicable, the Parent Termination Amount (less any Company Expense Reimbursement Amount previously paid to the Company) in immediately available funds, as directed by the Company in writing.

(d)          If required to be paid under this Section 8.2, the Parent Expense Reimbursement Amount, the Company Expense Reimbursement Amount, the Termination Amount or the Parent Termination Amount shall be paid in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment, except that if (i) the Company terminates this Agreement pursuant to Section 8.1(i), the Termination Amount shall be paid to Parent immediately and payment of the Termination Amount will be a condition to such termination or (ii) Parent terminates this Agreement pursuant to Section 8.1(j), the Parent Termination Amount shall be paid to the Company immediately and payment of the Parent Termination Amount will be a condition to such termination. If a party fails to promptly pay any amount due by it pursuant to this Section 8.2, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to three (3) percent plus the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The parties acknowledge and agree that the provisions for payment of the Termination Amount and the Parent Termination Amount are an integral part of the transactions contemplated by this Agreement and are (i) in the case of the Termination Amount, included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement and (ii) in the case of the Parent Termination Amount, included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

8.3      Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement to the Company Stockholders and Parent Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company Stockholders or Parent Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Company Stockholders or the Parent Stockholders, as the case may be, without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4      Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholders’ Approval or Parent Stockholders’ Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by Law requires further adoption and approval by the Company Stockholders or Parent Stockholders, as the case may be, without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX

MISCELLANEOUS

9.1      Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

9.2      Expenses.  Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3      Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission or electronic transmission of a pdf document (providing confirmation of transmission) addressed as follows:

(a)	If to Parent or Merger Sub, to:

Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Fax: (678) 291-7456
Attn: Robert B. McIntosh
e-mail: bmcintosh@rocktenn.com

with required copies to (which shall not constitute notice):

King & Spalding LLP
1185 Avenue of the Americas
New York, New York, 10036
Fax: (212) 556-2222
Attn: E. William Bates, II
e-mail: wbates@kslaw.com

(b)	If to the Company, to:

Smurfit-Stone Container Corporation Six City Place Drive, 10th Floor

Creve Coeur, Missouri 63141 Fax: (314) 787-6239 Attn: Craig A. Hunt

Email: chunt@smurfit.com

with required copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
Attn:	Steven A. Rosenblum
e-mail:	SARosenblum@wlrk.com
Attn:	James Cole, Jr.
e-mail:	JCole@wlrk.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.4      Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular provision; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof; (vi) definitions are applicable to the singular as well as the plural forms of such terms; (vii) pronouns shall include the corresponding masculine, feminine or neuter forms; (viii) references to a Person are also to such Person’s permitted successors and assigns; (ix) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the U.S.; (xi) references to a federal, state, provincial, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xii) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or subsidiary of Merger Sub or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

9.5      Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of telecopied or e-mailed signature pages, and the parties hereto adopt any signatures so received as original signatures of the parties.

9.6      Entire Agreement.    This Agreement, together with the exhibits, annexes and schedules hereto, the Confidentiality Agreement, the Commitment Letters and any documents delivered by the parties in connection herewith, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement and the Commitment Letters shall survive the execution and delivery of this Agreement.

9.7      Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE FINANCING, OR THE ACTIONS OF PARENT, MERGER SUB

OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.8      Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.9      Assignment; Reliance of Other Parties.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that Merger Sub may assign its rights and obligations hereunder to any other direct wholly-owned Subsidiary of Parent. Except (i) as provided in Section 6.7 (Directors’ and Officers’ Indemnification and Insurance) hereof and (ii) the provisions of Article II concerning payment of the aggregate Merger Consideration, which shall inure to the benefit of the Company Stockholders but, prior to the Effective Time, may only be enforced by the Company acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than (x) the parties hereto and (y) with respect to the fourth and seventh sentences of Section 9.7 and this clause (y), the Financing Sources.

9.10    Parent Guarantee.  Parent shall cause Merger Sub, or any other wholly-owned Subsidiary of Parent to which the rights and obligations of Merger Sub are assigned in accordance with the terms of Section 9.9, to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub (or such assignee) of each of its covenants, obligations and undertakings pursuant to or otherwise in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Merger Sub (or such assignee) shall also be deemed to be a breach or failure to perform by Parent, and the Company or any Person authorized under Section 9.9, if applicable, shall have the right, exercisable in the Company or such Person’s sole discretion, to pursue any and all available remedies the Company or such

Person may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub (or such assignee) in the first instance.

9.11    Specific Performance.    The parties hereto acknowledge and agree that (i) irreparable injury, for which damages, even if available, will not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached, and (ii) the parties will be, subject to the limitations set forth herein, entitled to specific performance of the terms hereof. Accordingly, subject to the limitations set forth herein, (x) Parent and Merger Sub shall be entitled to the issuance of temporary, preliminary and permanent injunctive relief by any court of competent jurisdiction, without the posting of any bond, to prevent breaches or threatened breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement and compel performance of the Company’s obligations hereunder and (y) the Company shall be entitled to the issuance of temporary, preliminary and permanent injunctive relief by any court of competent jurisdiction, without the posting of any bond, to prevent breaches or threatened breaches of this Agreement by Parent and Merger Sub and to enforce specifically the terms and provisions of this Agreement and compel performance of Parent’s and Merger Sub’s obligations hereunder. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

9.12    Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“2011 Bonus Plans” shall have the meaning ascribed thereto in Section 6.20(c) hereof.

“Action” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Amount” shall have the meaning ascribed thereto in Section 1.12(d) hereof.

“Aggregate Stock Consideration” shall have the meaning ascribed thereto in Section 1.12(b) hereof.

“Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

“Applicable Stock Value” shall have the meaning ascribed thereto in Section 1.12(c) hereof.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 1.11(a) hereof.

“Assumed RSU Award” shall have the meaning ascribed thereto in Section 1.9(b)(ii) hereof.

“Assumed Stock Option” shall have the meaning ascribed thereto in Section 1.9(a)(i) hereof.

“Award Consideration” shall have the meaning ascribed thereto in Section 1.9(b)(i) hereof.

“Bankruptcy Cases” shall mean the chapter 11 bankruptcy cases of the Bankruptcy Debtors filed in the Bankruptcy Court on January 26, 2009, and jointly administered under case no. 09-10235 (BLS).

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Debtors” shall mean collectively the Company, Smurfit-Stone Container Enterprises, Inc., Calpine Corrugated, LLC, Cameo Container Corporation, Lot 24D Redevelopment Corporation, Atlanta & Saint Andrews Bay Railway Company, Stone International Services Corporation, Stone Global, Inc., Stone Connecticut Paperboard Properties, Inc., Smurfit-Stone Puerto Rico, Inc., Smurfit Newsprint Corporation, SLP Finance I, LLC, SLP Finance II, LLC, SMBI Inc., Smurfit-Stone Container Canada Inc., 3083527 Nova Scotia Company, MBI Limited/Limitée, Smurfit-MBI, 639647 British Columbia Ltd., B.C. Shipper Supplies Ltd., Specialty Containers, Inc., SLP Finance General Partnership, Francobec Company, and 605681 N.B. Inc.

“Bonus Period” shall have the meaning ascribed thereto in Section 6.20(c) hereof.

“Book-Entry Shares” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Burdensome Effect” shall have the meaning ascribed thereto in Section 6.3(d) hereof.

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Bylaws” shall mean the bylaws of an entity as currently in effect.

“Cancelled Shares” shall have the meaning ascribed thereto in Section 1.6(c) hereof.

“Cash Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Cause” shall mean misconduct with respect to, or that is harmful to, Parent, the Company or any of their Affiliates, as applicable, including, but not limited to, (a) the commission of a felony or other crime or offense that materially affects Parent, the Company or any of their Affiliates, as applicable (whether or not the offense is indictable); (b) any statement or act which violates Parent’s, the Company’s or any of their Affiliates’ personnel policies then in effect or which, in the reasonable judgment of Parent or the Company, as applicable, might expose Parent, the Company or any of their Affiliates, as applicable, to any claim or legal action (including any statement or act relating to the disability, race, religion, color, national origin, sexual preference, sex or age of any individual); (c) the performance of any act or failure to perform any act (other than in good faith) to the detriment of the business of Parent, the Company or any of their Affiliates, as applicable; (d) any act constituting fraud or dishonesty; (e) any violation of any federal or state law governing the business of Parent, the Company or any of their Affiliates, as applicable; (f) performing any act or failing to perform any act, the performance or non-performance of which is stated in any agreement with Parent, the Company or any of their Affiliates to be cause for termination; or (g) the failure to follow proper directives with respect to the performance of such Person’s duties.

“Certificate” shall have the meaning ascribed thereto in Section 1.6(b) hereof.

“Certificate of Incorporation” shall mean the certificate of incorporation or articles of organization of any entity under applicable state Law.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Circumstance” shall mean any event, occurrence, fact, condition, effect, change or development.

“Closing” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning ascribed thereto in Section 4.21 hereof.

“Company” shall have the meaning ascribed thereto in the recitals hereto.

“Company Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

“Company Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.4(d) hereof.

“Company Balance Sheet” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Benefit Plans” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA providing benefits for or the remuneration of Company Personnel.

“Company Board” shall mean the board of directors of the Company.

“Company Common Stock” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Company Disclosure Letter” shall have the meaning ascribed thereto in Article III hereof.

“Company Employees” shall have the meaning ascribed thereto in Section 6.20(a) hereof.

“Company Expense Reimbursement Amount” shall have the meaning ascribed thereto in Section 8.2(c)(i) hereof.

“Company Indebtedness Agreements” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Company Financial Statements” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Governmental Approvals” shall have the meaning ascribed thereto in Section 3.11 hereof.

“Company Leases” shall have the meaning ascribed thereto in Section 3.17(b) hereof.

“Company Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Company Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (i) none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Company Material Adverse Effect and the effects of the following shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or would occur:

(i)         any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the paper products, packaging products, recycled paperboard and containerboard manufacturing industry (the “Industry”);

(ii)        any Circumstance to the extent resulting from conditions in the Industry that affect the Company and its Subsidiaries, in each case other than

Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(iii)       any Circumstance to the extent resulting from the taking of any action required by this Agreement or consented to in writing by Parent;

(iv)       any Circumstance to the extent resulting from changes in GAAP in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(v)        any Circumstance to the extent resulting solely from changes in the Company’s stock price or the trading volume of Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Company Material Adverse Effect);

(vi)       any Circumstance to the extent resulting from changes, conditions, events or developments in or affecting political conditions or any acts of terrorism or war (whether or not declared) or natural disasters;

(vii)      any Circumstance to the extent resulting solely from any failure by the Company to meet any internal or public estimates, projections, budgets, or forecasts of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); and

(viii)    any Circumstance to the extent resulting from the pendency or announcement of the Merger or the transactions contemplated by this Agreement.

“Company Material Business” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

“Company Material Contracts” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Company Other Plans” shall mean any employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, program or arrangement providing benefits for or the remuneration of Company Personnel (including, but not limited to, benefit plans maintained outside the U.S. without regard to whether such plans are subject to ERISA).

“Company Pension Plans” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA providing benefits for or the remuneration of Company Personnel.

“Company Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries.

“Company Preferred Stock” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Company Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(c) hereof.

“Company Recommendation” shall have the meaning ascribed thereto in Section 6.2(d) hereof.

“Company RSU Award” shall have the meaning ascribed thereto in Section 1.9(b)(i) hereof.

“Company SEC Reports” shall have the meaning ascribed thereto in Section 3.5(a) hereof.

“Company Severance Plan” shall have the meaning ascribed thereto in Section 6.20(a) hereof.

“Company Stock Option(s)” shall have the meaning ascribed thereto in Section 1.9(a)(i) hereof.

“Company Stock Plans” shall have the meaning ascribed thereto in Section 1.9(a)(i) hereof.

“Company Stockholders” shall mean the holders of Company Common Stock.

“Company Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Company Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 3.3 hereof.

“Company Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

“Company Superior Proposal” shall have the meaning ascribed thereto in Section 6.4(h) hereof.

“Company’s knowledge” or “knowledge of the Company”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 9.12 of the Company Disclosure Letter.

“Confidentiality Agreement” shall mean that certain letter agreement by and between Parent and the Company, dated as of January 11, 2011.

“Confirmation Order” shall mean that certain order entitled Findings of Fact, Conclusions of Law and Order Confirming the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement

for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, entered by the Bankruptcy Court in the Bankruptcy Cases on June 21, 2010 at docket no. 8107.

“Contract” shall mean any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation, including all amendments, modifications and supplements thereto.

“Controlled Group Liability” shall mean any and all liabilities (1) under Title IV of ERISA, (2) under Sections 302 and 303 of ERISA, (3) under Sections 412, 430 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“D&O Tail Policy” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Definitive Financing Agreements” shall have the meaning ascribed thereto in Section 6.11(d) hereof.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 1.11(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 1.11(a) hereof.

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DOJ” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Encumbrance” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit.

“Environmental Laws” shall mean any and all Laws which (i) regulate or relate to: the protection or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human health and safety to the extent affected by harmful or deleterious substances in the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws.

“Environmental Permits” shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Award Exchange Ratio” shall have the meaning ascribed thereto in Section 1.9(c)(i) hereof.

“ERISA” shall have the meaning ascribed thereto in Section 3.14 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Expenses” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Fee Letter” shall have the meaning ascribed thereto in Section 4.21 hereof.

“Final Order” shall mean a court order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Financing” shall have the meaning ascribed thereto in Section 4.21 hereof.

“Financing Sources” shall mean the Persons that have committed to provide or otherwise entered into agreements in connection with the Commitment Letter or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.21 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Form S-4” shall have the meaning ascribed thereto in Section 4.4 hereof.

“FTC” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“GAAP” shall mean generally accepted accounting principles.

“GBCC” shall mean the Georgia Business Corporation Code of the State of Georgia, as amended.

“Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (iii) any self regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall mean each present and former director or officer of the Company and each Subsidiary of the Company.

“Industry” shall have the meaning ascribed thereto in the definition of Company Material Adverse Effect as set forth in Section 9.12 hereof.

“Infringe” shall have the meaning ascribed thereto in Section 3.21 hereof.

“Intellectual Property” shall mean the following and all rights arising out of or pertaining thereto: (a) patents and patent applications, provisional patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, and (d) confidential and proprietary information, trade secrets, and know-how.

“IRS” shall mean the Internal Revenue Service.

“Joint Proxy Statement” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Key Employee” shall mean, with respect to the Company, each of the individuals listed in Section 9.12 of the Company Disclosure Letter and, with respect to Parent, each of the individuals listed in Section 9.12 of the Parent Disclosure Letter.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Materials of Environmental Concern” shall mean (i) petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls, and (ii) any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in any type of liability under any applicable Environmental Laws or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental Laws.

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Merger Sub” shall have the meaning ascribed thereto in the recitals hereto.

“New Plans” shall have the meaning ascribed thereto in Section 6.20(b) hereof.

“NLRB” shall have the meaning ascribed thereto in Section 3.15 hereof.

“NYSE” shall mean the New York Stock Exchange.

“Old Plans” shall have the meaning ascribed thereto in Section 6.20(b) hereof.

“OSHA” means the United States Occupational Safety and Health Administration.

“Parent” shall have the meaning ascribed thereto in the recitals hereto.

“Parent Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.5(i) hereof.

“Parent Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.5(d) hereof.

“Parent Balance Sheet” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Benefit Plans” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA proving benefits for or the remuneration of Parent Personnel.

“Parent Board” shall mean the board of directors of Parent.

“Parent Closing Price” shall have the meaning ascribed thereto in Section 1.9(c)(ii) hereof.

“Parent Common Stock” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Parent Disclosure Letter” shall have the meaning ascribed thereto in Article IV hereof.

“Parent Expense Reimbursement Amount” shall have the meaning ascribed hereto in Section 8.2(c)(i) hereof.

“Parent Financial Statements” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Governmental Approvals” shall have the meaning ascribed thereto in Section 4.11 hereof.

“Parent Indebtedness Agreements” shall have the meaning ascribed thereto in Section 4.16 hereof.

“Parent Leases” shall have the meaning ascribed thereto in Section 4.17(b) hereof.

“Parent Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Parent Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (i) none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Parent Material Adverse Effect and the effects of the following shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or would occur:

(i)         any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(ii)        any Circumstance to the extent resulting from conditions in the Industry that affect Parent and its Subsidiaries, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(iii)       any Circumstance to the extent resulting from the taking of any action required by this Agreement;

(iv)       any Circumstance to the extent resulting from changes in GAAP in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(v)        any Circumstance to the extent resulting solely from changes in Parent’s stock price or the trading volume of Parent Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Parent Material Adverse Effect);

(vi)       any Circumstance to the extent resulting from changes, conditions, events or developments in or affecting political conditions or any acts of terrorism or war (whether or not declared) or natural disasters;

(vii)      any Circumstance to the extent resulting solely from any failure by Parent to meet any internal or public estimates, projections, budgets, or forecasts of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect); and

(viii)    any Circumstance to the extent resulting from the pendency or announcement of the Merger or the transactions contemplated by this Agreement.

“Parent Material Business” shall have the meaning ascribed thereto in Section 6.5(i) hereof.

“Parent Material Contracts” shall have the meaning ascribed thereto in Section 4.16 hereof.

“Parent Other Plans” shall mean any employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, program or arrangement providing benefits for or the remuneration of Parent Personnel (including, but not limited to, benefit plans maintained outside the U.S. without regard to whether such plans are subject to ERISA).

“Parent Pension Plans” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA providing benefits for or the remuneration of Parent Personnel.

“Parent Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Parent or any of its Subsidiaries.

“Parent Preferred Stock” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“Parent Qualified Bidder” shall have the meaning ascribed thereto in Section 6.5(c) hereof.

“Parent Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Parent Restricted Stock” shall mean awards of restricted stock for Parent Common Stock issued under the Parent Stock Plans.

“Parent SEC Reports” shall have the meaning ascribed thereto in Section 4.5(a) hereof.

“Parent Stock Option” shall have the meaning ascribed thereto in Section 4.2(b) hereof.

“Parent Stock Plans” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“Parent Stockholders” shall mean the holders of Parent Common Stock.

“Parent Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Parent Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 4.3 hereof.

“Parent Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.5(e) hereof

“Parent Superior Proposal” shall have the meaning ascribed thereto in Section 6.5(h) hereof.

“Parent Termination Amount” shall have the meaning ascribed thereto in Section 8.2(c)(iv) hereof.

“Parent’s knowledge” or “knowledge of Parent”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 9.12 of the Parent Disclosure Letter.

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements, (ii) statutory Encumbrances existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Encumbrances reflected in the consolidated financial statements of the Company and Subsidiary included in the Company SEC Reports or referenced in the Company Disclosure Letter, or (iv) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Per Share Consideration” shall have the meaning ascribed thereto in Section 1.9(b)(i) hereof.

“Plan of Reorganization” shall mean that certain Modified Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada, Inc. and Affiliated Canadian Debtors, dated as of May 26, 2010, which was confirmed and otherwise approved by the Bankruptcy Court’s entry of the Confirmation Order.

“Regulatory Law” shall mean the Sherman Act, as amended, Council Regulation No.4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Canadian Competition Act (R.S. 1985, c C-34), as amended, any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii)actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as the case may be.

“Reserved Company Common Stock” shall have the meaning ascribed thereto in Section 1.7(a) hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Entity” shall have the meaning ascribed thereto in Section 1.1(a) hereof.

“Surviving Entity Certificate” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Surviving Entity LLC Agreement” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

“Tax” shall include, whether disputed or not, any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments or levies, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, employment, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereto.

“Termination Amount” shall have the meaning ascribed thereto in Section 8.2(c)(ii) hereof.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

“Threshold Percentage” shall have the meaning ascribed thereto in Section 1.12(a) hereof.

“Treasury” shall have the meaning ascribed thereto in Section 3.14 hereof.

“U.S.” shall mean the United States of America.

“Voting Debt” shall have the meaning ascribed thereto in Section 3.2(b) hereof.

“WARN Act” shall have the meaning ascribed thereto in Section 3.15 hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

ROCK-TENN COMPANY

By:	/s/ James A. Rubright
	Name:	James A. Rubright
	Title:	Chief Executive Officer

SAM ACQUISITION, LLC

By:	/s/ James A. Rubright
	Name:	James A. Rubright
	Title:	Chief Executive Officer

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Patrick J. Moore
	Name:	Patrick J. Moore
	Title:	Chief Executive Officer